Exhibit 10.1

PURCHASE AND SALE AGREEMENT

& JOINT ESCROW INSTRUCTIONS

BETWEEN

MAGNESS PETROLEUM COMPANY

an Oklahoma corporation

NEXT GENERATION INVESTMENTS, LLC

a California limited liability company

WARREN RESOURCES OF CALIFORNIA, INC.

a California corporation

ARTICLE I DEFINITIONS		- 2 -
Section 1.1	“Acquisition Documents”	- 2 -
Section 1.2	“Agreement”	- 2 -
Section 1.3	“Assets”	- 2 -
Section 1.4	“Affiliates”	- 3 -
Section 1.5	“Associated Parties”	- 3 -
Section 1.6	“Buyer”	- 4 -
Section 1.7	“Claim” or “Claims”	- 4 -
Section 1.8	“Closing”	- 4 -
Section 1.9	“Closing Date”	- 4 -
Section 1.10	“Code”	- 4 -
Section 1.11	“Conveyancing Instruments”	- 4 -
Section 1.12	“Defensible Title”	- 4 -
Section 1.13	“Effective Time”	- 4 -
Section 1.14	“Environmental Laws”	- 4 -
Section 1.15	“Equipment”	- 5 -
Section 1.16	“Escrow Agent”	- 5 -
Section 1.17	“Execution Date”	- 5 -
Section 1.18	“Harbor”	- 5 -
Section 1.19	“Liability or Liabilities”	- 5 -
Section 1.20	“Magness Abandonment Obligations”	- 5 -
Section 1.21	“Material Adverse Effect”	- 5 -
Section 1.22	“Mineral Properties”	- 6 -
Section 1.23	“MPC”	- 6 -
Section 1.24	“NGI”	- 6 -
Section 1.25	“NORM”	- 7 -
Section 1.26	“Oil”	- 7 -
Section 1.27	“Operator”	- 7 -
Section 1.28	“Party” or “Parties”	- 7 -
Section 1.29	“Permitted Encumbrances”	- 7 -
Section 1.30	“Person”	- 8 -

i

Section 1.31	“Plugging Obligations”	- 8 -
Section 1.32	“Property or Properties”	- 8 -
Section 1.33	“Property Taxes”	- 8 -
Section 1.36	“Seller” and “Sellers”	- 8 -
Section 1.37	“Surface Properties”	- 8 -
Section 1.38	“Taxes”	- 9 -
Section 1.39	“Unit Agreement”	- 9 -
Section 1.40	“Unit Operating Agreement”	- 9 -
Section 1.41	“Unit Operations”	- 9 -
Section 1.42	“Warren”	- 9 -
Section 1.43	“Well” or “Wells”	- 9 -
Section 1.44	“WEP”	- 9 -
Section 1.45	“WTU”	- 9 -
ARTICLE II PURCHASE AND SALE		- 9 -
Section 2.1	MPC Interests	- 9 -
Section 2.2	NGI Interests	- 9 -
ARTICLE III PURCHASE PRICE		- 10 -
Section 3.1	Purchase Price	- 10 -
Section 3.2	Adjustments to Purchase Price	- 10 -
Section 3.3	Deposit of Purchase Price in Escrow.	- 11 -
Section 3.4	Delivery of Purchase Price to Sellers	- 11 -
ARTICLE IV ASSUMPTION OF LIABILITIES AND OBLIGATIONS		- 11 -
Section 4.1	Allocation of Risk	- 11 -
(a)	Liabilities	- 12 -
(b)	Obligations- Generally	- 12 -
(c)	Plugging and Abandonment Obligations	- 12 -
(d)	Magness Abandonment Obligations	- 13 -
Section 4.3	Accretion Account	- 13 -
Section 4.4	Assignment, Assumption and Bill of Sale	- 13 -
ARTICLE V REPRESENTATIONS AND WARRANTIES		- 14 -
Section 5.1	Representations and Warranties of Sellers	- 14 -

(a)	Organization	- 14 -
(b)	Power and Authority	- 14 -
(c)	Condition of Title	- 14 -
(d)	Litigation	- 14 -
(e)	Consents and Filings	- 15 -
(f)	Absence of Violation or Conflict	- 15 -
(g)	Accuracy and Completeness of Information	- 15 -
(h)	Assignments, Conveyances and Other Agreements	- 15 -
(i)	Consents and Preferential Purchase Rights	- 16 -
(j)	Binding Effect	- 16 -
(k)	Commissions	- 16 -
(l)	Bankruptcy	- 16 -
	Tax Matters	- 16 -
(n)	Inducement	- 17 -
(o)	Continuation of Representations	- 17 -
Section 5.2	Representations and Warranties of MPC	- 17 -
(a)	Unit Expenditures	- 17 -
(b)	Insurance	- 17 -
(c)	Leases, Contracts and Other Agreements	- 18 -
(d)	Taxes	- 18 -
(e)	Conforming Use	- 18 -
(f)	Payments for Production	- 18 -
(g)	Governmental Authorizations	- 19 -
(h)	Inducement	- 19 -
(i)	Continuation of Representations	- 19 -
Section 5.3	Representations and Warranties of Warren	- 19 -
(c)	Organization	- 21 -
(d)	Power and Authority	- 21 -
(e)	Litigation	- 21 -
(f)	Consents and Filings	- 21 -
(g)	Absence of Violation or Conflict	- 21 -

(h)	Accuracy and Completeness of Information	- 22 -
(i)	Preferential Purchase Right	- 22 -
(j)	Binding Effect	- 22 -
(k)	Commissions	- 22 -
(l)	Bankruptcy	- 22 -
(m)	Inducement	- 22 -
(n)	Continuation of Representations	- 22 -
ARTICLE VI DISCLAIMERS AND NOTIFICATIONS		- 23 -
Section 6.1	General Matters	- 23 -
Section 6.2	Data	- 24 -
Section 6.3	Hazardous Substances	- 24 -
Section 6.4	Seismic Hazards	- 25 -
Section 6.5	Earthquake Zone	- 25 -
ARTICLE VII TAXES		- 25 -
Section 7.1	Property Taxes	- 25 -
Section 7.2	Production Taxes	- 25 -
Section 7.3	Other Taxes	- 26 -
Section 7.4	Set Off	- 26 -
Section 8.1	Oil in Storage	- 26 -
Section 8.3	Proceeds, Costs and Expenses	- 27 -
Section 10.2	Qualification	- 28 -
Section 10.3	Change of Operator	- 28 -
Section 10.4	Resolution of Disputes	- 29 -
Section 10.5	Transition Period	- 29 -
(a)	Utilities	- 29 -
(b)	Notice to Remitters of Proceeds	- 29 -
(c)	Royalties	- 29 -
(d)	Reporting	- 30 -
Section 10.7	Compliance	- 30 -
Section 10.8	Operation by MPC	- 30 -
(a)	Drilling/Reworking Wells	- 30 -

(b)	Net Revenue Billing	- 30 -
(c)	Insurance Proceeds	- 31 -
Section 10.9	Operations Account	- 31 -
Section 10.10	Removal of Signs	- 32 -
Section 10.11	Operation of Business	- 32 -
Section 10.12	Access to Information and Inspection	- 32 -
(a)	Title Files	- 32 -
(b)	Other Files	- 33 -
(c)	Inspections	- 33 -
Section 10.13	Accounting for Interim Operation	- 33 -
(a)	Generally	- 33 -
(b)	Preliminary Settlement Statement	- 34 -
(c)	Final Settlement Statement	- 34 -
ARTICLE XI TITLE MATTERS		- 34 -
Section 11.1	Seller’s Title	- 34 -
Section 11.2	Title Notice and Defect Remedies	- 34 -
ARTICLE XII CONDITIONS PRECEDENT TO CLOSING		- 36 -
Section 12.1	No Delay	- 36 -
Section 12.2	Related Agreements	- 36 -
Section 12.3	Current Litigation	- 36 -
Section 12.4	Third-Party Notifications and Approvals	- 37 -
Section 12.5	Replacement Bond	- 37 -
Section 12.6	Insurance Policy	- 38 -
ARTICLE XIII CLOSING		- 39 -
Section 13.1	Closing Date	- 39 -
Section 13.2	Closing Documents	- 39 -
(a)	Conveyancing Instruments	- 39 -
(b)	Preliminary Change of Ownership Reports	- 39 -
(c)	Withholding Exemption Certificates	- 40 -
(d)	Certificates of Insurance	- 40 -
(f)	Exxon Consent	- 40 -

v

(g)	CND Consent	- 40 -
(h)	Other Third-Party Consents	- 40 -
(i)	New Operator	- 40 -
(j)	Certificates of Authority	- 40 -
(k)	Certificate of Status	- 40 -
(l)	Preliminary Settlement Statement	- 41 -
Section 13.4	Close of Escrow	- 41 -
Section 13.5	Delivery of Possession	- 42 -
Section 13.6	Representations at Closing	- 42 -
Section 13.7	Insurance Provided by MPC	- 42 -
Section 13.8	Further Assurances	- 42 -
ARTICLE XIV POST-CLOSING AND CONTINUING OBLIGATIONS		- 42 -
Section 14.1	Deposit of Operations Account Balance	- 42 -
Section 14.2	Final Settlement Statement	- 42 -
Section 14.3	Copies and Files	- 43 -
Section 14.4	Further Assurances	- 43 -
Section 14.5	Documents	- 44 -
Section 14.6	Subsequent Conveyances	- 44 -
ARTICLE XV RELEASE, DISCHARGE, AND COVENANT NOT TO SUE; OBLIGATIONS TO INDEMNIFY, DEFEND, AND HOLD HARMLESS		- 44 -
Section 15.1	Release and Discharge	- 44 -
Section 15.2	Covenant Not to Sue	- 44 -
Section 15.3	Obligations to Indemnify, Defend and Hold Harmless	- 45 -
Section 15.4	Limitation on Scope of this Article	- 45 -
Section 15.5	Waiver of Consumer Protection Laws	- 45 -
Section 15.6	Guaranty of Obligations	- 46 -
Section 15.7	Retroactive Effect	- 46 -
ARTICLE XVI DEFAULT AND REMEDIES		- 46 -
Section 16.1	Buyer’s Default	- 46 -
Section 16.2	Sellers’ Default	- 46 -

Section 16.3	Other Defaults	- 47 -
Section 16.4	Nonconsent & Election	- 47 -
ARTICLE XVII MISCELLANEOUS		- 47 -
Section 17.1	Notices	- 47 -
Section 17.2	Entire Agreement	- 48 -
Section 17.3	Termination of Agreements	- 48 -
Section 17.4	Successors and Assignees	- 48 -
Section 17.5	Amendment	- 48 -
Section 17.6	Survival	- 48 -
Section 17.7	Choice of Law	- 48 -
Section 17.8	Assignment	- 48 -
Section 17.9	No Admissions	- 49 -
Section 17.10	No Third-Party Beneficiaries	- 49 -
Section 17.11	Headings and Titles	- 49 -
Section 17.12	Exhibits	- 49 -
Section 17.13	Meaning of “Includes”	- 49 -
Section 17.14	Severability	- 49 -
Section 17.15	Counterparts	- 49 -
Section 17.16	Conflicts	- 49 -
Section 17.17	Drafter of Agreement	- 49 -
Section 17.18	No Waiver	- 49 -
Section 17.19	Express Negligence Rule: Conspicuousness	- 50 -
Section 17.20	Execution by the Parties	- 50 -

PURCHASE AND SALE AGREEMENT

& JOINT ESCROW INSTRUCTIONS

EXECUTION DATE: November 24, 2004.

EFFECTIVE TIME: January 1, 2005, at 12:01 a.m. Pacific Standard Time.

PARTIES: (1)	Magness Petroleum Company, an Oklahoma corporation (“MPC”);

(2)	Next Generation Investments, LLC, a California limited liability company (“NGI”); and

(3)	Warren Resources of California, Inc., a California corporation (“Warren”).

RECITALS:

A.	MPC is the owner of working interests, net revenue interests, oil and gas leasehold interests, mineral interests, subsurface fee properties, royalty interests and overriding royalty interests within the Fault Block I Townlot Unit, Wilmington Oil Field situated in the County of Los Angeles, State of California, and known as the Wilmington Townlot Unit (the “WTU”).

B.	NGI is also the owner of working interests, net revenue interests, oil and gas leasehold interests, mineral interests, subsurface fee properties, royalty interests and overriding royalty interests within the WTU.

C.	MPC and NGI are the owners of certain surface fee and surface leasehold interests within the geographical boundaries of the WTU, all as more specifically described herein.

D.	MPC and NGI desire to sell and Warren desires to purchase the above-described kinds and types of interests of MPC and NGI within the WTU, all as more specifically described herein.

E.	It is the Parties’ intent that Warren shall have responsibility and liability for certain matters relating to the Assets assigned, conveyed or otherwise transferred pursuant to this Agreement, whether related to events occurring before or after closing this transaction, except to the limited extent provided in this Agreement.

AGREEMENT:

          The terms and conditions of this Agreement and the instructions to Escrow Agent with regard to the escrow created pursuant hereto are as follows:

ARTICLE I

DEFINITIONS

          The following terms, when used in this Agreement, shall have the meanings set forth below.

          Section 1.1 “Acquisition Documents” means and includes:

     (a) Purchase and Sale Agreement between ESE Land Corporation and The Magness Group, LLC and Magness Petroleum Company dated April 18, 1997;

     (b) Security Agreement between ESE Land Corporation and The Magness Group, LLC and Magness Petroleum Company;

     (c) Purchase and Sale Agreement between Exxon Corporation, ESE Land Corporation, Magness Petroleum Company and The Magness Group, LLC. dated February 27, 1997, as amended;

     (d) Assignment and Assumption Agreement dated April 30, 1997 between ESE Land Corporation and The Magness Group, LLC and Magness Petroleum Company; and

     (e) Assignment and Bill of Sale between ESE Land Corporation and The Magness Group, LLC and Magness Petroleum Company.

          Section 1.2 “Agreement” means this Purchase and Sale Agreement.

          Section 1.3 “Assets” means, subject to the terms and conditions of this Agreement, all of the Sellers’ right, title and interest in and to the following:

(a)	The Mineral Properties;

(b)	The Surface Properties;

(c)	The Equipment; and

(d)	All lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, land surveys, proprietary geologic and geophysical data which Sellers have a right to sell or license and if the Sellers do not have the right to sell or license such data, then the Sellers will grant the Buyer access to such data in order to review the same; non-confidential logs; maps; engineering data and reports; reserve studies, evaluations and files and all other books, records, data, files, maps and accounting records related primarily to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to the terms hereof, (ii) computer software (iii) work product of legal counsel (other than title opinions) and (iv) records relating to the negotiation and consummation of the sale of the Assets; provided, however, that Sellers may retain the originals of such files and other records as may be required for litigation, tax, accounting, and auditing purposes and provide Buyer with copies thereof.

Notwithstanding the foregoing, the Assets do not include:

     (1) the reservations, exceptions and exclusions listed on Exhibits “A,” “B” and “C” hereto.

     (2) personal property, equipment, machinery, vehicles and interests in land owned by Harbor or by third parties such as lessors, purchasers, or transporters of oil or gas.

     (3) computer equipment, telecommunications equipment, vehicles, boats, tools, pulling machines, rigs, draw works and other equipment and material temporarily located on the Property.

     (4) software, databases or other digital media utilized by MPC for Unit Operations, except as herein provided.

          Section 1.4 “Affiliates” means any Person more than 5% of the equity interests of which are owned or controlled, directly or indirectly by a Party.

          Section 1.5 “Associated Parties” means the successors, assignees, directors, officers, employees, agents, partners, members and Affiliates of a Party, but does not include contractors or subcontractors.

          Section 1.6 “Buyer” means Warren Resources of California, Inc., a California corporation.

          Section 1.7 “Claim” or “Claims” means, collectively, claims, demands, causes of action, and lawsuits asserted or filed by any Person or by any local, state or federal governmental entity.

          Section 1.8 “Closing” means the recordation of the Conveyancing Instruments in Official Records of Los Angeles County, California and the delivery of the Purchase Price (net of Sellers’ share of escrow costs and expenses) to Sellers, and the performance by all Parties of their respective obligations hereunder.

          Section 1.9 “Closing Date” means the date on which Closing occurs.

          Section 1.10 “Code” means the Internal Revenue Code of 1986, as amended.

          Section 1.11 “Conveyancing Instruments” means the Grant Deed – Mineral Properties, the Assignment, Assumption and Bill of Sale and the Grant Deed – Surface Properties, the forms of which are attached hereto as Exhibits “A,” “B” and “C,” respectively.

          Section 1.12 “Defensible Title” means, subject to the Permitted Encumbrances, such title to the Assets as is deductible from the records, and: (i) entitles Sellers to receive not less than the Working Interests, Royalty Interests and Overriding Royalty Interests included in the definition of Mineral Properties set forth in Section 1.22 below; and (ii) is free and clear of liens, encumbrances, obligations, pledges and security interests created, made, done or suffered by, through or under the Sellers, or either of them.

          Section 1.13 “Effective Time” means 12:01 a.m. (Pacific Standard Time in Los Angeles, California) on January 1, 2005.

          Section 1.14 “Environmental Laws” means applicable federal, state, and local laws, including statutes, regulations, orders, ordinances, and common law, currently enacted or enacted in the future and relating to protection of public health, welfare, and the environment, including those laws relating to storage, handling, and use of chemicals and other hazardous materials; those relating to the generation, processing, treatment, storage, transport, disposal, cleanup, remediation, or other management of waste materials or hazardous substances of any kind; and those relating to the protection of environmentally sensitive or protected areas. “Environmental Laws” includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act and the Clean Air Act, as each is amended from time to time.

          Section 1.15 “Equipment” means MPC’s and NGI’s interest in the Unit Equipment (as such term is defined in the Unit Agreement) described in Exhibit “E” hereto.

          Section 1.16 “Escrow Agent” means an independent title or escrow company to be mutually agreed upon by the Parties.

          Section 1.17 “Execution Date” means the date on which the last of the Parties executes this Agreement.

          Section 1.18 “Harbor” means Harbor Energy Services, Inc., a California corporation. The Parties expressly agree that Harbor is neither an Affiliate nor an Associated Party of any Party hereto.

          Section 1.19 “Liability or Liabilities” means, individually and collectively, all damages (including consequential and punitive damages), including those for personal injury, death, or damage to personal or real property (both surface and subsurface) and costs for remediation, restoration, or clean up of contamination, whether the injury, death, or damage occurred or occurs on or off the Property by migration, disposal, or otherwise; losses; fines; penalties, expenses; costs to remove or modify facilities on or under the Property; attorneys’ fees; court and other costs incurred in defending a Claim; liens; and judgments created by third parties (and not the Sellers); whether these damages and other costs are foreseeable or unforeseeable.

          Section 1.20 “Magness Abandonment Obligations” are defined in ARTICLE IV below.

          Section 1.21 “Material Adverse Effect” means any adverse effect on the ownership, operation or value of the Assets, as currently operated, which: (i) is material to the ownership, operation or value of the Assets, taken as a whole, for purposes of determining whether the conditions to Closing have been satisfied; or (ii) exceeds $50,000.00 in value for all other purposes under this Agreement, provided, however, that “Material Adverse Effect” shall not include general changes in industry or economic conditions or changes in laws or in regulatory policies.

          Section 1.22 “Mineral Properties” means MPC’s and NGI’s interest in the minerals and other interests described in the form of Grant Deed – Mineral Interest attached hereto as Exhibit “A”, together with their interests in the oil and gas leasehold estates described in the form of Assignment, Assumption and Bill of Sale attached hereto as Exhibit “B.” The Mineral Properties represent a working interest in the WTU of approximately 51.142926% and a net revenue interest of approximately 41.963871% (which number includes the royalty and overriding royalty interests) held by MPC, but is subject to the payment of third party royalty obligations shown in the Division of Interest by Property attached hereto as Exhibit “F”). The oil and gas leasehold estates include MPC’s and NGI’s interest in the following:

     (1) Each Well located on the land and leases described on the form of Grant Deed – Mineral Interest and the form of Assignment, Assumption and Bill of Sale attached hereto as Exhibits “A” and “B,” respectively;

     (2) Any easements, permits, licenses, surface and subsurface leases, rights-of-way, servitudes and other surface and subsurface rights necessary to operate the WTU and described on the form of Grant Deed – Mineral Interest, the form of Assignment, Assumption and Bill of Sale, the form of Grant Deed – Surface Interest and the Schedule of Contracts attached hereto as Exhibits “A” through “D,” respectively;

     (3) The contracts affecting the Mineral Properties, including agreements for sale or purchase of oil, gas, and other hydrocarbons; processing agreements; division orders; unit agreements; operating agreements; and other contracts and agreements arising out of, or connected with, or attributable to production of oil and gas from the Mineral Properties and the Surface Properties, which contracts are described in the Schedule of Contracts attached hereto as Exhibit “D;” and

     (4) The Equipment, facilities and pipelines located pursuant to the rights described above and necessary to market the production of oil and gas from the Mineral Properties, as described in Exhibit “E” hereto.

          Section 1.23 “MPC” means Magness Petroleum Company, an Oklahoma corporation.

          Section 1.24 “NGI” means Next Generation Investments, LLC, a California limited liability company.

          Section 1.25 “NORM” means naturally occurring radioactive material.

          Section 1.26 “Oil” means crude oil, distillate, drip gasoline, condensate, and other liquid hydrocarbons.

          Section 1.27 “Operator” means the Person recognized as operator of the WTU by the applicable regulatory agency.

          Section 1.28 “Party” or “Parties” means MPC, NGI and Warren, individually and collectively.

          Section 1.29 “Permitted Encumbrances” means any or all of the following:

     (a) Royalties and any overriding royalties, reversionary interests and other burdens owned by third parties to the extent that they do not, individually or in the aggregate, impair the Sellers’ rights to receive proceeds of production from the Mineral Properties;

     (b) The leases, unit agreements, pooling agreements, operating agreements, and division orders applicable to the Assets and described in Exhibit “D”;

     (c) Preferential rights to purchase the Assets with respect to which waivers are obtained by the Sellers from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired;

     (d) Third-party consent requirements and similar restrictions with respect to which waivers or consents are obtained by the Sellers from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;

     (e) A lien to secure payment of Property Taxes not delinquent and the lien for supplemental taxes assessed pursuant to Chapter 3.5 commencing with Section 7.5 of the California Revenue and Taxation Code;

     (f) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by law);

     (g) Rights to consents by, required notices to, filings with, or other actions by any governmental body in connection with the sale or conveyance of oil and gas leases or interests therein if they are not required prior to the sale or conveyance; and

     (h) Easements, rights-of-way, restrictions, covenants, conditions, servitudes, permits, and other rights and obligations regarding surface operations that are of record, that are apparent from physical inspection of the Assets, or which Sellers acquired the Assets subject to, to the extent they do not, individually or in the aggregate, impair the Sellers’ right to receive proceeds of production from the Mineral Properties or use the Surface Properties.

          Section 1.30 “Person” means any individual, firm, corporation, partnership, Limited Liability Company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

          Section 1.31 “Plugging Obligations” is defined in ARTICLE IV below.

          Section 1.32 “Property or Properties” means the real property in which and on which the Assets exist or are located, whether in whole or in part.

          Section 1.33 “Property Taxes” is defined in Section 7.1 below.

          Section 1.34 “Purchase Price” is the amount set forth in Section 3.1 below.

          Section 1.35 “Related Agreements” is defined in Section 12.2 below.

          Section 1.36 “Seller” and “Sellers” means MPC and NGI, individually and collectively.

          Section 1.37 “Surface Properties” means MPC’s and NGI’s interest in the surface estate of those parcels of real property described in the form of Grant Deed – Surface Interest attached hereto as Exhibit “C.” The Parties agree that the Surface Properties include all of Seller’s right, title and interest in and to real property situated within the geographical boundaries of the WTU, save and except those parcels of real property described in Exhibit “G” hereto. It is expressly understood and agreed that MPC is retaining ownership of those parcels of real property described in Exhibit “G” hereto for development to other than oil and gas uses and Warren will cooperate with such development by executing and delivering such quitclaims of surface interests to MPC, its successors or assigns as may be reasonably requested after Closing.

          Section 1.38 “Taxes” is defined in ARTICLE VII below.

          Section 1.39 “Unit Agreement” means the Unit Agreement dated March 1, 1971 establishing the WTU, as such agreement has been amended from time to time.

          Section 1.40 “Unit Operating Agreement” means the Unit Operating Agreement dated March 1, 1971 controlling Unit Operations within the WTU, as such agreement has been amended from time to time.

          Section 1.41 “Unit Operations” has the meaning ascribed to it in the Unit Agreement.

          Section 1.42 “Warren” means Warren Resources of California, Inc., a California corporation.

          Section 1.43 “Well” or “Wells” means wellbores, both abandoned and unabandoned, including oil wells, gas wells, injection wells, disposal wells and water wells.

          Section 1.44 “WEP” means Warren E&P, Inc., a New Mexico corporation.

          Section 1.45 “WTU” means the Fault Block I Townlot Unit, Wilmington Oil Field, situated in the County of Los Angeles, State of California.

ARTICLE II

PURCHASE AND SALE

          Section 2.1 MPC Interests. MPC agrees to sell to Warren, and Warren agrees to buy from MPC, all of MPC’s interest in the Assets for the consideration recited in and subject to the terms of this Agreement.

          Section 2.2 NGI Interests. NGI agrees to sell to Warren, and Warren agrees to buy from NGI, all of NGI’s interest in the Assets for the consideration recited in and subject to the terms of this Agreement.

ARTICLE III

PURCHASE PRICE

     Section 3.1 Purchase Price. The Purchase Price is Fourteen Million Eight Hundred Thousand Dollars ($14,800,000.00), to be apportioned among MPC and NGI as follows:

     (1) To MPC (“MPC Consideration”):

Type of Asset	Purchase Price
Surface Properties	$3,285,000.00
Mineral Properties (excluding Equipment)	8,425,000.00
Equipment	960,000.00

$12,670,000.00

     (2) To NGI (“NGI Consideration”)

Type of Asset	Purchase Price
Surface Properties	$600,000.00
Mineral Properties (excluding Equipment)	1,400,000.00
Equipment	130,000.00

$2,130,000.00

The allocation of the Purchase Price in accordance with this Section 3.1 is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code. MPC, NGI and Warren shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and Regulations thereunder, including without limitation the filing by the parties of IRS Form 8594 with their federal income tax returns for the taxable year in which the Closing occurs. The parties agree that each will not take for income tax purposes, or permit any affiliate to take, any position inconsistent with the above-described allocation of the Purchase Price.

          Section 3.2 Adjustments to Purchase Price. The Purchase Price for the Assets shall be adjusted, if necessary, pursuant to Section 11.2(d) below.

Any adjustments shall be reflected as debits and credits to the appropriate Party on the Preliminary Settlement Statement, as well as the Final Settlement Statement referred to elsewhere herein.

          Section 3.3 Deposit of Purchase Price in Escrow. The Purchase Price shall be deposited into Escrow by Warren as follows:

     (1) Within ten (10) days after execution of this Agreement, Warren shall deliver to the Escrow Agent, as a refundable deposit, a cashier’s check or other immediately available funds in the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Earnest Money”).

     (2) At the Closing, Warren shall deliver the balance of the Purchase Price to the Escrow Agent, by cashier’s check or other immediately available funds.

          Section 3.4 Delivery of Purchase Price to Sellers. The Purchase Price shall be delivered to Sellers as provided in Section 13.4 and Section 14.2 below.

ARTICLE IV

ASSUMPTION OF LIABILITIES AND OBLIGATIONS

          Section 4.1 Allocation of Risk. Except as may be otherwise apportioned in this Agreement, the Parties agree that the risk of loss from Claims or Liabilities shall be apportioned as follows:

     (a) The Parties acknowledge that Claims and/or Liabilities may be made either before or after the Effective Time of this transaction which arise from an occurrence predating the Effective Time. It is the intent of the Parties that responsibility for such Claims and/or Liabilities shall be borne by the Parties hereto as follows:

     (1) If the Claim or Liability is a Unit Expenditure or is related to the use, ownership or operation of the WTU and is not a Unit Expenditure, then and only to the extent that a Claim and/or Liability is not covered by insurance, the Parties shall be responsible for such Claim or Liability in proportion to their respective working interests in the WTU;

     (2) If the Claim or Liability is caused by the negligence, gross negligence or intentional misconduct of Sellers (or either of them) or attributable to personal injury resulting from day-to-day

Unit Operations by MPC, then Sellers (or MPC, as applicable) shall be solely responsible therefor, except to the extent limited by the contributory negligence of Warren, WEP or their Associated Parties; and

     (3) In all other cases, Sellers shall have no liability whatsoever.

     (b) For Claims and/or Liabilities which arise from an occurrence that happens between the Effective Time and the end of the Transition Period, responsibility for such Claims and/or Liabilities shall be borne by the Parties hereto as follows:

     (1) If the Claim or Liability is caused by the negligence, gross negligence or intentional misconduct of MPC or attributable to personal injury resulting from day-to-day Unit Operations by MPC, then MPC shall be solely responsible therefor, except to the extent limited by the contributory negligence of Warren, WEP or their Associated Parties; and

     (2) In all other cases, Sellers shall have no liability whatsoever.

     (c) If a Claim or Liability arises from an occurrence after the Effective Time, Sellers shall have no liability whatsoever.

          Section 4.2 Assumption of Liabilities and Obligations. As partial consideration to Sellers for this transaction, Warren agrees to assume (collectively, the “Assumed Obligations”):

     (a) Liabilities. All Liabilities of MPC and/or NGI associated, in any way, with the WTU, whether such Liabilities arise out of Unit Operations, ownership of the Assets or otherwise; but excluding any of the matters for which the risk of loss is allocated to Sellers (or either of them) pursuant to Section 4.1 above;

     (b) Obligations- Generally. All obligations of MPC and/or NGI under all contracts concerning the ownership or operation of the Assets and/or the WTU, from and after the Effective Time, but not before, which contracts are more particularly described in Exhibit “D” hereto, but excluding those matters for which MPC and NGI are responsible as provided in Section 8.3 below;

     (c) Plugging and Abandonment Obligations. All obligations attributable to MPC and/or NGI to properly plug and abandon all wells within the WTU; abandon all flowlines and other pipelines; remove all equipment and facilities; close all pits and sumps; remediate all soil and ground water that may have been impacted by oil and gas production operations; and restore the surface and/or subsurface associated with the WTU including all surface properties (collectively, the “Plugging Obligations”); in accordance with the rules, regulations, and requirements of any governmental authority having jurisdiction thereof and in accordance with all obligations, express or implied, in the Unit Agreement and any other Related Agreement, regardless of when these obligations arose or arise; and

     (d) Magness Abandonment Obligations. All of the “Magness Abandonment Obligations,” as such term is defined in that certain Assignment and Assumption Agreement entered into as of April 27, 1997 by and between MPC, The Magness Group, LLC, an Oklahoma limited liability company and ESE Land Corporation, an Illinois corporation, and shall indemnify MPC and NGI from and against any Claims with respect to the Magness Abandonment Obligations in accordance with Section 15.3(a) below. The parties acknowledge, however, that performance of the Magness Abandonment Obligations is subject to the provisions of the Unit Agreement. Nothing contained in this Agreement will obligate Warren to reduce unit production, abandon any wells or other operations, or undertake any operations under the Unit Agreement unless such operations are undertaken in accordance with prudent operations and the Unit Agreement. Warren acknowledges that regardless of any vote of the other working interest owners under the Unit Agreement, Warren will be responsible to MPC and NGI for completing the Magness Abandonment Obligations whether or not the Replacement Bond (as defined in Section 12.5 below) or any of the security provided under the Acquisition Documents is in effect.

          Section 4.3 Accretion Account. The Parties acknowledge that MPC and Warren each have a credit balance in the Accretion Account, as such term is defined in the Acquisition Documents. At the Closing, Warren shall pay to MPC an amount equal to MPC’s share of the Accretion Account and MPC shall assign to Warren any right that MPC has to the Accretion Account. This payment shall be reflected in the Preliminary Settlement Statement, as hereinafter defined.

          Section 4.4 Assignment, Assumption and Bill of Sale. At the Closing, Warren shall assume the Assumed Obligations. Prior to Closing, the Parties shall execute and deliver to Escrow Agent a fully executed original of the Assignment, Assumption and Bill of Sale in the form attached hereto as Exhibit “B” to effect, among other things, the assumption of liabilities and obligations provided in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

          Section 5.1 Representations and Warranties of Sellers. Subject to the disclaimers and disclosures set forth in ARTICLE VI, Sellers represent and warrant as of the date hereof and as of the Closing Date to Warren as follows:

     (a) Organization.

     (1) MPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and is duly qualified to carry on its business in California, with full power and authority to enter into this Agreement and carry out the terms, conditions and provisions hereof.

     (2) NGI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, with full power and authority to enter into this Agreement and carry out the terms, conditions and provisions hereof.

     (b) Power and Authority. The Sellers have full power and authority to enter into, execute and perform this Agreement; to make any representation, warranty, covenant or agreement contained herein; to perform every act and execute and deliver any and all documents, instruments or agreements necessary or appropriate to consummate the transactions contemplated by this Agreement. All actions on the part of the Sellers necessary to consummate the transactions contemplated by this Agreement have been duly taken as required by applicable law, the governing documents of the Sellers and any applicable agreements. This Agreement has been, and other agreements, documents and instruments required to be executed and delivered by the Sellers in accordance with the provisions hereof, have been or will be duly executed and delivered by the Sellers and constitute (or will at Closing constitute) the legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their terms.

     (c) Condition of Title. Subject to the Permitted Encumbrances, Sellers will convey Defensible Title to the Assets to Warren. Sellers make no other representation or warranty as to the condition of title to the Assets.

     (d) Litigation. There is no litigation, proceeding or governmental investigation pending or threatened in any court, arbitration board,

administrative agency or tribunal against or relating to the Sellers that would prevent or impede the consummation of this Agreement by the Sellers. The Sellers do not know of and have no reasonable ground to know of any basis for any such litigation, proceeding or investigation, and the execution and performance of this Agreement by them will not result in a default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any applicable court or administrative agency. Except as disclosed on Exhibit “F”, there are no actions, suits or proceedings pending, or to Sellers’ knowledge threatened or noticed in writing against Sellers or the Assets, which could have a Material Adverse Effect on any of the Assets, including any written notice or claim from any governmental authority or person claiming any violation of any law, judgment, order, writ, injunction, decree, rule or regulation.

     (e) Consents and Filings. There is no requirement applicable to the Sellers to obtain any consent, approval or authorization of, or to make or effect any declaration, filing or registration with, any governmental authority for the valid execution and delivery by the Sellers of this Agreement, the due performance by the Sellers of their obligations hereunder or the lawful consummation of the transactions contemplated hereby.

     (f) Absence of Violation or Conflict. The execution, delivery and performance of the transactions contemplated by this Agreement by the Sellers does not and will not violate, conflict with or result in the breach of any term, condition or provision of or require the consent of any other person under: (i) any law, ordinance or governmental rule or regulation known to the Sellers and to which the Sellers or the Assets is subject; (ii) the governing documents of or any securities issued by the Sellers; or (iii) any mortgage, indenture or other instrument to which the Sellers are a party or by which any of the Assets may be bound or effected. No authorization, approval or consent of and no registration or filing with any governmental or regulatory body or any other third party is required in connection with the execution, delivery and performance of this Agreement by the Sellers.

     (g) Accuracy and Completeness of Information. No written statement, representation, warranty or other information provided or furnished by or on behalf of the Sellers to the Buyer in this Agreement or otherwise in connection with this transaction contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

     (h) Assignments, Conveyances and Other Agreements. The Sellers have not transferred, assigned or conveyed any portion of the Assets and have not entered into any agreement or agreements, either written or oral, under which they are, individually or collectively, or could be obligated to sell or transfer all or any portion of the Assets or rights under this Agreement, and agree not to enter into or negotiate any such agreement or agreements.

     (i) Consents and Preferential Purchase Rights. Except for the Right of First Refusal between MPC and Warren (which shall terminate at the Closing), none of the Assets, or any portion thereof, are subject to any preferential rights to purchase or restrictions on assignment or required third-party consents to assignment, which may be applicable to the transactions contemplated by this Agreement, except for (i) governmental consents and approvals of assignments that are customarily obtained after Closing, (ii) preferential rights, consents and restrictions contained in easements, rights-of-way or equipment leases and (iii) preferential rights, consents and restrictions contained in any contracts affecting the Assets (including the Acquisition Documents).

     (j) Binding Effect. This Agreement has been duly authorized, executed and delivered on behalf of the Sellers and constitutes the legal, valid and binding obligation thereof, enforceable in accordance with its terms; subject, however, to the effects of bankruptcy, insolvency, reorganization and other laws for the protection of creditors.

     (k) Commissions. Sellers have incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Warren shall have any responsibility whatsoever.

     (l) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the knowledge of Sellers, threatened against either of them.

     (m) Tax Matters. Section 1445 of the Internal Revenue Code provides that a buyer of a U.S. property interest must withhold tax if the seller is a foreign person. To inform Warren that the withholding of tax is not required in the disposition of the Assets, the Sellers hereby declare as follows: (i) the name, address and U.S. employer tax identification numbers of MPC and NGI are set forth below; (ii) MPC and NGI are not a nonresident alien for the purposes of U.S. income taxation or a foreign corporation, a foreign partnership, a foreign trust or a foreign estate as those terms are defined in the Internal Revenue Code and Income Tax Regulations; and (iii) the undersigned understands that this Tax Certification may be disclosed to the Internal Revenue Service by Warren and that any false statement contained herein could be punishable by fine, imprisonment or both. Under penalty of perjury, the undersigned declares to the best of the undersigned’s knowledge and belief, it is true, correct and complete. The undersigned further declares that the undersigned has all necessary authority to execute this document.

Magness Petroleum Company	Next Generation Investments, LLC
4281 Katella Ave., Suite 116	4655 E. Behymer
Los Alamitos, California 90720	Clovis, California 93619
EIN: 73-1435396	EIN: 77-0551347

Gary D. Magness, President	Marcus D. Magness, Manager

     (n) Inducement. Sellers acknowledge that their representations under this article and the rest of this Agreement are a material inducement to Buyer to enter into this Agreement with, and close the sale from, Sellers.

     (o) Continuation of Representations. The representations, warranties and covenants of the Sellers shall be in full force and effect as of the Closing Date, and shall, except as otherwise provided herein, survive the Closing for a period of two (2) years from and after the Closing Date, unless written notice of a claim is given to the Sellers within such period, in which event, the claims identified within such notice shall survive without time limitation (but subject to any statutes of limitation applicable thereto under governing law).

          Section 5.2 Representations and Warranties of MPC. Subject to the disclaimers and disclosures set forth in ARTICLE VI, MPC represents and warrants as of the date hereof and as of the Closing Date to Warren as follows:

     (a) Unit Expenditures. All Unit Expenditures have been paid or provided for in the ordinary course of business, or otherwise disclosed in writing to the Buyer, and there is no threat by any person, including any governmental body, to impose a lien upon the Assets, or any portion thereof for any purpose.

     (b) Insurance. MPC, as Unit Operator, has in effect and will keep in full force and effect prior to the Closing Date of this Agreement adequate insurance policies and bonds covering the Assets issued by financially responsible insurers at no less than existing levels of coverage.

     (c) Leases, Contracts and Other Agreements. MPC has incurred no liability, made no contract or agreement, nor entered into any written or oral arrangements whatsoever which would impose or result in any obligations upon the Buyer as a result of or at the Closing of this Agreement, except for the contracts which will be specifically assumed and performed by the Buyer pursuant to this Agreement on, as of and after the Closing Date. MPC is not in default under any contract affecting the Assets except such defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Exhibit “D” sets forth all of the contracts, agreements, and commitments to which any of the Assets will be bound as of the Closing, including: (i) any agreement with any Affiliate; (ii) any agreement or contract for the sale, exchange, or other disposition of hydrocarbons produced from or attributable to Sellers’ Interests in the Assets that is not cancelable without penalty or other material payment on not more than 30 days prior written notice; and (iii) any tax partnership agreement of or binding upon Sellers affecting any of the Assets.

     (d) Taxes. All ad-valorem and other personal property taxes for the 2003-2004 fiscal year and prior years assessed against the Assets, and all state and federal taxes assessed against the MPC’s employees’ wages have been paid or provided for, or MPC will make sure the same will be paid and provided for as of the Closing Date of this Agreement; and no legal, governmental or administrative action is pending or threatened with regard to any such taxes or assessments. The first installment of ad-valorem and other personal property taxes for the 2004-2005 fiscal year and any other amounts of such taxes due prior to the Effective Time will be paid prior to the Effective Time and will be charged to the WTU working interest owners in accord with the Unit Operating Agreement.

     (e) Conforming Use. MPC has used the Assets for the purposes for which such property was intended, and have abided by, conformed to and caused others to abide by and conform to all laws, ordinances, orders, rules, regulations and statutes of national, state, municipal or county governmental authorities that are now existing or may hereinafter be enacted and that are controlling or in manner affecting the use and operation by MPC of the Assets.

     (f) Payments for Production. Except for funds held in suspense (as discussed in Section 8.4 below), all rentals, royalties, excess royalty, overriding royalty interests, production payments, and other payments due and/or payable by MPC to mineral and royalty holders and other interest owners, if any, on or prior to the Closing Date with respect to the Assets and the hydrocarbons produced therefrom or attributable thereto, have been or will be properly and timely paid in the ordinary course of business, and MPC is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.

     (g) Governmental Authorizations. MPC has obtained and is maintaining, and at the Closing will be in compliance with, all governmental authorizations that are presently necessary or required for the ownership and operation of the Assets as currently owned and operated (including, but not limited to, those required under Environmental Laws), the loss of which would, individually or in the aggregate, have a Material Adverse Effect. MPC has operated the Assets in accordance with the conditions and provisions of such governmental authorizations and no notices of violation have been received by MPC, and no proceedings are pending or, to MPC’s knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such governmental authorizations or which would require any corrective or remediation action by MPC.

     (h) Inducement. MPC acknowledges that its representations under this article and the rest of this Agreement are a material inducement to Buyer to enter into this Agreement with, and close the sale from, Sellers.

     (i) Continuation of Representations. The representations, warranties and covenants of MPC shall be in full force and effect as of the Closing Date, and shall, except as otherwise provided herein, survive the Closing for a period of two (2) years from and after the Closing Date, unless written notice of a claim is given to MPC within such period, in which event, the claims identified within such notice shall survive without time limitation (but subject to any statutes of limitation applicable thereto under governing law).

          Section 5.3 Representations and Warranties of Warren. Subject to the disclaimers and disclosures set forth in ARTICLE VI, Warren represents and warrants as of the date hereof, and as of the Closing Date, to MPC and to NGI as follows:

     (a) Securities Laws.

     (1) Warren acknowledges that the solicitation of an offer for and the sale of the Assets by MPC and/or NGI has not been registered under any securities laws.

     (2) Warren intends to acquire the Assets for its own benefit and account and is not acquiring the Assets with the intent of distributing fractional undivided interests in them or otherwise selling them in a manner that would be subject to regulation by federal or state securities laws. If Warren sells, transfers, or otherwise disposes of the Assets or fractional undivided interests in them in the future, it will do so in compliance with applicable federal and state laws.

     (3) Warren represents that at no time has it been presented with or solicited by or through any public promotion or other form of advertising in connection with this transaction.

     (b) Basis of Warren’s Decision. Warren represents that:

     (1) It is an experienced oil and gas company and operator. It has entered into this Agreement on the basis of its own independent judgment and analysis. Warren is the current owner of interests within the WTU and as such has express knowledge concerning the Assets and Unit Operations. Warren is in the business of purchasing and owning oil and gas properties.

     (2) It has reviewed and investigated the Assets to its satisfaction in order to enter into this Agreement.

     (3) It has evaluated the Assets to its satisfaction and has made an informed decision, as a prudent and knowledgeable purchaser, to acquire the Assets.

     (4) It is knowledgeable and experienced in the evaluation, acquisition, and operation of oil and gas properties.

     (5) It has evaluated the merits and risks of purchasing the Assets and has formed an opinion based solely upon its knowledge and experience and not in reliance on any statements or actions by MPC, NGI or their respective Associated Parties.

     (6) Except as provided herein, it will acquire the Assets “as is, where is,” and with all faults.

     (c) Organization. Warren is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is duly qualified to carry on its business in California, with full power and authority to enter into this Agreement and carry out the terms, conditions and provisions hereof.

     (d) Power and Authority. Warren has full power and authority to enter into, execute and perform this Agreement; to make any representation, warranty, covenant or agreement contained herein; to perform every act and execute and deliver any and all documents, instruments or agreements necessary or appropriate to consummate the transactions contemplated by this Agreement. All actions on the part of Warren necessary to consummate the transactions contemplated by this Agreement have been duly taken as required by applicable law, the governing documents of the Warren and any applicable agreements. This Agreement has been, and other agreements, documents and instruments required to be executed and delivered by Warren in accordance with the provisions hereof, have been or will be duly executed and delivered by the Warren and constitute (or will at Closing constitute) the legal, valid and binding obligations of Warren, enforceable against Warren in accordance with their terms.

     (e) Litigation. There is no litigation, proceeding or governmental investigation pending or threatened in any court, arbitration board, administrative agency or tribunal against or relating to Warren that would prevent or impede the consummation of this Agreement by Warren. Warren does not know of and have no reasonable ground to know of any basis for any such litigation, proceeding or investigation, and the execution and performance of this Agreement by it will not result in a default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any applicable court or administrative agency.

     (f) Consents and Filings. There is no requirement applicable to Warren to obtain any consent, approval or authorization of, or to make or effect any declaration, filing or registration with, any governmental authority for the valid execution and delivery by Warren of this Agreement, the due performance by Warren of its obligations hereunder or the lawful consummation of the transactions contemplated hereby.

     (g) Absence of Violation or Conflict. The execution, delivery and performance of the transactions contemplated by this Agreement by Warren does not and will not violate, conflict with or result in the breach of any term, condition or provision of or require the consent of any other person under: (i) any law, ordinance or governmental rule or regulation known to Warren and to which Warren is subject; (ii) the governing documents of or any securities issued by Warren; or (iii) any mortgage, indenture or other instrument to which Warren is a party. No authorization, approval or consent of and no registration or filing with any governmental or regulatory body or any other third party is required in connection with the execution, delivery and performance of this Agreement by Warren.

     (h) Accuracy and Completeness of Information. No written statement, representation, warranty or other information provided or furnished by or on behalf of Warren to the Sellers in this Agreement or otherwise in connection with this transaction contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

     (i) Preferential Purchase Right. The Right of First Refusal between MPC and Warren shall terminate at the Closing.

     (j) Binding Effect. This Agreement has been duly authorized, executed and delivered on behalf of Warren and constitutes the legal, valid and binding obligation thereof, enforceable in accordance with its terms; subject, however, to the effects of bankruptcy, insolvency, reorganization and other laws for the protection of creditors.

     (k) Commissions. Warren has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Sellers (or either of them) shall have any responsibility whatsoever.

     (l) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the knowledge of Warren, threatened against it.

     (m) Inducement. Warren acknowledges that its representations under this article and the rest of this Agreement are a material inducement to MPC and NGI to enter into this Agreement with, and close the sale to, Warren.

     (n) Continuation of Representations. The representations, warranties and covenants of Warren shall be in full force and effect as of the Closing Date, and shall, except as otherwise provided herein, survive the Closing for a period of two (2) years from and after the Closing Date, unless written notice of a claim is given to Warren within such period, in which event, the claims identified within such notice shall survive without time limitation (but subject to any statutes of limitation applicable thereto under governing law).

ARTICLE VI

DISCLAIMERS AND NOTIFICATIONS

          Section 6.1 General Matters. Warren, MPC and NGI make the following disclaimers and notifications:

     (a) Except as otherwise provided herein there are no express or implied warranties that apply to the transactions contemplated herein.

     (b) IT IS EXPRESSLY UNDERSTOOD BY THE PARTIES THAT NEITHER MPC NOR NGI MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO TITLE (EXCEPT AS PROVIDED IN Section 5.1(c) above) OR THE CONDITION OR STATE OF REPAIR OF THE ASSETS, THEIR VALUE, QUALITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USES OR PURPOSES, NOR AS TO THE CURRENT VOLUME, NATURE, QUALITY, CLASSIFICATION, OR VALUE OF THE HYDROCARBON RESERVES THEREUNDER OR COVERED THEREBY, NOR WITH RESPECT TO ANY APPURTENANCES THERETO BELONGING OR APPERTAINING TO THE ASSETS. EXCEPT FOR LIENS, ENCUMBRANCES, OBLIGATIONS, PLEDGES AND SECURITY INTERESTS CREATED, DONE, MADE OR SUFFERED BY SELLERS (OR EITHER OF THEM) OR ANY PERSON CLAIMING UNDER THEM, WARREN ACCEPTS THE ASSETS IN “AS IS, WHERE IS” CONDITION AND SUBJECT TO ANY AND ALL OBLIGATIONS, DUTIES, LIABILITIES, RESTRICTIONS, LIMITATIONS, WAIVERS AND OBLIGATIONS RELATING THERETO. WITHOUT LIMITATION OF THE FOREGOING, WARREN HEREBY WAIVES ANY AND ALL RIGHTS AND REMEDIES WARREN MAY HAVE AGAINST MPC, NGI AND/OR THEIR RESPECTIVE ASSOCIATED PARTIES ARISING FROM SAME INCLUDING, WITHOUT LIMITATION, ANY RIGHTS AND REMEDIES WARREN MAY HAVE AGAINST MPC AND/OR NGI PURSUANT TO CALIFORNIA’S UNFAIR PRACTICES ACT (CALIFORNIA BUSINESS AND PROFESSIONS CODE SECTIONS 17200, ET SEQ.).

     (c) WARREN ACKNOWLEDGES AND AGREES THAT THE ASSETS HAVE BEEN UTILIZED FOR THE PURPOSE OF EXPLORATION, DEVELOPMENT AND PRODUCTION OF OIL AND

GAS, AND THAT MATERIALS ASSOCIATED THEREWITH MAY HAVE BEEN STORED, KEPT, DISPOSED OF, ON OR IN THE ASSETS. WARREN ACKNOWLEDGES THAT EQUIPMENT, PLANTS, BUILDINGS, STRUCTURES, IMPROVEMENTS, ABANDONED AND OTHER TANKS AND PIPING, STORAGE FACILITIES, GATHERING AND DISTRIBUTION LINES, WELLS AND OTHER PETROLEUM PRODUCTION FACILITIES AND APPURTENANCES MAY BE LOCATED THEREON. WARREN ACKNOWLEDGES THAT THERE HAVE BEEN SPILLS OF CRUDE OIL, PRODUCED WATER AND OTHER MATERIALS IN THE PAST ON AND IN THE ASSETS. IN ADDITION, SOME PRODUCTION EQUIPMENT MAY CONTAIN ASBESTOS AND NORM. IN THIS REGARD, WARREN EXPRESSLY ACKNOWLEDGES AND AGREES THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE ASSETS MAY CONTAIN NORM AND THAT NORM-CONTAINING MATERIAL MAY BE BURIED AND OTHERWISE DISPOSED OF ON THE ASSETS. WARREN ALSO EXPRESSLY UNDERSTANDS THAT SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE EQUIPMENT AND LAND WHERE IT MAY BE FOUND AND WARREN ASSUMES ALL LIABILITY AND EXPENSE FOR SUCH ASSESSMENT, REMOVAL, AND DISPOSAL OF ANY SUCH MATERIALS AND ASSOCIATED ACTIVITIES.

          Section 6.2 Data. All data, evaluations, reports, and any other information, heretofore or hereafter furnished Warren by MPC and/or NGI concerning any or all of the Assets, and the operation thereof, have been and shall be furnished solely for Warren’s convenience and have not constituted and shall not constitute a representation or warranty of any kind by MPC or by NGI, and any reliance thereon by Warren shall be at Warren’s sole risk and liability. Neither MPC nor NGI represent or warrant the accuracy or completeness of any information, data or materials furnished to Warren with respect to this transaction.

          Section 6.3 Hazardous Substances. The California Health and Safety Code (California Health and Safety Code Section 25359.7) provides that any owner of nonresidential real property who knows, or has reasonable cause to believe, that any release of Hazardous Substances has come to be located on or beneath the real property shall, prior to the sale of that real property, give written notice of that condition to the buyer. The term “Hazardous Substances” includes without limitation, hazardous waste and substances which are commonly used or contain material commonly used in oil field operations. This Subsection shall serve as notice from MPC and NGI to Warren that some concentrations of Hazardous Substances may have come to be located hereon or under the Assets.

          Section 6.4 Seismic Hazards. Some or all of the Assets may be situated in a Seismic Hazard Zone as designated under the Seismic Hazards Mapping Act (California Public Resources Code Sections 2690-2699.6). Warren, MPC and NGI agree that Warren has been notified by MPC and NGI that the Assets are, or may be, within a Seismic Hazard Zone for all purposes related to this Agreement.

          Section 6.5 Earthquake Zone. Some or all of the Assets may be situated in an Earthquake Fault Zone under the Alquist-Priolo Earthquake Fault Zoning Act (California Public Resources Code Sections 2621-2630) and the construction or development on the Assets of any structure for human occupancy may be subject to the findings of a geologic report prepared by a geologist registered in California, unless such report is waived by the City or County of Los Angeles under the terms of said Act.

ARTICLE VII

TAXES

          Section 7.1 Property Taxes. Ad valorem taxes (including production-based ad valorem taxes), real property taxes, personal property taxes, the California Mining Rights Tax and similar obligations (“Property Taxes”) applicable to the Assets will be apportioned between MPC and NGI (on the one hand) and Warren (on the other hand) as of the Effective Time. The basis of the apportionment will be the assessment for the calendar year in which the Effective Time occurs or, if that assessment is not known, then the basis of the apportionment will be the assessment for the previous calendar year. If Property Taxes have not been paid before Closing, the same shall be reflected on the Preliminary Settlement Statement. Warren will be credited for MPC’s and NGI’s portion of the Property Taxes. If they have been paid before Closing, MPC and NGI will be credited for Warren’s portion of the taxes. Warren will be responsible for all Property Taxes that are applied to the Assets after the Effective Time, even if such Property Taxes are applied retroactively to a period before the Effective Time.

          Section 7.2 Production Taxes. All taxes (other than Property Taxes and income taxes) imposed on or with respect to the production of Oil, gas, or other hydrocarbons or minerals, or the receipt of proceeds from their sale (including severance, production, excise taxes, and the State of California Department of Conservation Tax) will be apportioned between the parties based on their respective shares of production, as of the Effective Time. If the tax is based on prior year’s production, the assessment will be apportioned between MPC and NGI (on the one hand) and Warren (on the other hand) as of the Effective Time on the Preliminary Closing Statement; provided, however, Warren will be responsible for paying or withholding all taxes that are assessed after the Effective Time, even if applied retroactively to periods before the Effective Time.

          Section 7.3 Other Taxes. Warren shall be responsible for any sales taxes or use taxes that may be assessed as a result of this transaction. The Parties will pay their respective share of all federal, state and local taxes, including penalty and interest, if any, assessed prior to or after the Effective Time with respect to this transaction or, if paid by one Party, the other Parties will promptly reimburse the paying Party for amounts paid. Warren will pay all documentary transfer taxes.

          Section 7.4 Set Off. If any Party pays any taxes owed by another Party, the responsible Party shall reimburse the Party who paid the same within ten (10) calendar days of demand therefor, or the same shall be reflected on the Preliminary Settlement Statement.

ARTICLE VIII

OIL IN STORAGE AND
PROCEEDS, COSTS & EXPENSES

          Section 8.1 Oil in Storage. Each Party’s proportionate share of all “Oil in Storage” at the Effective Time, including working inventory, belongs to that Party. Oil in Storage includes all Oil in the system downstream of the wellhead at the Effective Time, including Oil in stock tanks, wash tanks, heater treaters, flowlines, and pipelines. Oil in Storage will be determined by the sum of the following: (i) Oil in stock tanks, as gauged by MPC at the Effective Time; plus (ii) 1620 barrels (representing the agreed upon amount of Oil downstream of the wellhead other than oil in stock tanks). Warren may be present when the stock tanks are gauged.

          Section 8.2 Transfer and Payment. At the Closing, title to MPC’s and NGI’s proportionate share of Oil in Storage will transfer to Warren as of the Effective Time. At the Closing, Warren shall pay to MPC and to NGI an amount determined by multiplying their respective net revenue interest in the WTU as of December 31, 2004 by an amount derived by multiplying the Oil in Storage by the price that would have been received for such Oil from Lunday Thagard Company had such Oil been sold on December 31, 2004. This amount shall be set forth on the Preliminary Closing Statement.

          Section 8.3 Proceeds, Costs and Expenses. Except as otherwise provided in this Agreement, MPC and NGI reserve all rights to their proportionate share of proceeds, including proceeds held in suspense or escrowed, receipts, reimbursements, credits, and income attributable to the Assets and accruing before the Effective Time. Except as otherwise provided in this Agreement, all proceeds, receipts, credits, income and charges attributable to the Assets and accruing from and after the Effective Time will be Warren’s property and responsibility. Except as otherwise provided in this Agreement, Sellers will be responsible for (a) payment of charges and invoices for costs and expenses accruing before the Effective Time and attributable to the Assets and (b) payments necessary as the result of sales of production from the Assets occurring before the Effective Time (including payments out of proceeds held in suspense or escrow). Warren will be responsible for (a) payment of all charges and invoices for costs and expenses accruing after the Effective Time, (b) payments necessary as the result of sales of production from the Assets occurring after the Effective Time (including payments to fund suspense obligations with respect to unknown working interest, royalty interest and overriding royalty interest owners) and (c) disbursements after the Effective Time, but if MPC makes any payments or disbursements as contemplated in this Agreement, Warren will reimburse MPC for the amounts paid. All amounts due from one party to the other under this section may be made by debits and credits in the Preliminary Settlement Statement and the Final Settlement Statement.

          Section 8.4 Suspended Funds. MPC will retain all funds that are held in suspense (or will be received into the suspense account with respect to oil sales occurring while MPC served as Unit Operator) with respect to unknown working interest, royalty interest and overriding royalty interest owners as of the date that MPC ceases to serve as Unit Operator and will be solely responsible for the disbursement of such funds to the Persons entitled thereto.

ARTICLE IX

OPENING OF ESCROW & SUPPLEMENTAL ESCROW INSTRUCTIONS

          For purposes of this Agreement, the Escrow shall be deemed opened on the date Escrow Agent shall have received an executed counterpart of this Agreement from both Buyer and Sellers. Escrow Agent shall notify Buyer and Sellers, in writing, of the date Escrow is opened (the “Opening of Escrow”). In addition, Buyer and Sellers agree to execute, deliver and be bound by any reasonable or customary supplemental escrow instructions of Escrow Agent or other instruments as may reasonably be required by Escrow Agent in order to consummate the transaction contemplated by this Agreement. Any such supplemental instructions shall not conflict with, amend or supercede any portions of this Agreement. If there is any inconsistency between such supplemental instructions and this Agreement, this Agreement shall control.

ARTICLE X

USE AND OPERATION OF THE INTERESTS, ASSETS AND WTU
BETWEEN THE EXECUTION DATE AND THE CLOSING DATE

          Section 10.1 Generally. It is the intent of the Parties that Warren or WEP, an affiliate of Warren, shall become the Operator of the WTU on February 1, 2005. It is also the intent of the Parties that MPC shall continue its duties as Operator until its successor is duly qualified and elected, but not later than February 28, 2005 (unless otherwise required by the Unit Operating Agreement or agreed upon by the Parties). Notwithstanding anything in this Agreement to the contrary, Warren agrees that it shall be liable for all Unit Expenditures and Liabilities associated with Unit Operations after the Effective Time and that Warren shall indemnify, defend and save MPC harmless therefrom. To the extent that working interest owners other than Warren are responsible for a prorata share of such Unit Expenditures or Liabilities, MPC, as Operator will assign its right to collect such amounts to Warren.

          Section 10.2 Qualification. WEP shall be qualified to serve as Operator at least fifteen (15) days before the Closing Date. If WEP is not qualified to serve as Operator on such date, then at least seven (7) days before the Closing Date, Warren shall provide MPC with written notice of Warren’s nomination of a third party that is qualified to serve in such capacity. Such written notice shall include all evidence of the third party’s qualifications (including all required permits) and a written agreement signed by such third party to accept its election as Operator and the written consent of all applicable third parties and working interest owners to such third party’s election as Operator. As used herein, the “New Operator” shall mean WEP or Warren’s nominated third party Operator.

          Section 10.3 Change of Operator. Provided MPC has received proof of the qualifications of the New Operator, as provided in Section 10.2 above, then at least seven (7) days before the Closing Date, MPC shall give notice to the other WTU working interest owners of its resignation as Operator, which resignation shall be contingent upon Closing as herein provided. Such notice shall also contain a nomination of the New Operator. The notice shall call a meeting of all WTU working interest owners in accord with the Unit Operating Agreement to take place on or before the Closing Date at which the New Operator will be elected, said election being expressly contingent upon Closing as herein provided. The New Operator will assume Unit Operations on the first day of the calendar month immediately following its election, but not before the Closing Date. If

Closing does not occur, then the resignation of MPC and the election of the New Operator shall be null and void and of no effect whatsoever.

          Section 10.4 Resolution of Disputes. Upon execution of this Agreement, MPC and Warren (and its Associated Parties) shall jointly move for the vacation of all awards, findings and/or judgments rendered in and the dismissal of (i) Warren Resources, et al. v. Magness Petroleum Co., JAMS Case #BS071728; (ii) Magness Petroleum v. Warren Resources, et al., AAA Action #72 180 00621 03 BETO; (iii) Magness Petroleum v. Warren Resources, et al., L.A. County Sup. Ct. #BC302653 and (iv) any other causes of action between the Parties. The latest date that such joint motions are filed is herein called the “Transition Commencement Date.” The actual court and arbitration orders dismissing and vacating such cases shall be conditioned upon Closing and shall be delivered to the Escrow Agent until the Closing Date.

          Section 10.5 Transition Period. The period of time between the Transition Commencement Date and the date that the New Operator assumes Unit Operations is herein called the “Transition Period.” During the Transition Period, MPC, Warren and the New Operator agree to cooperate with each other in good faith and in a fair and reasonable manner in order to facilitate the change of Unit Operator and close the transactions contemplated by this Agreement. During the Transition Period, such cooperation shall include, but not be limited to the activities described below and elsewhere in this Article.

     (a) Utilities. The Parties shall notify all utilities of the change of Operator, to close all accounts held in the name of MPC as of the end of the Transition Period, and to open new accounts in the name of the New Operator as of the first day after the Transition Period;

     (b) Notice to Remitters of Proceeds. The Parties shall notify all remitters of proceeds from the sale of production to advise them of this transaction. MPC is responsible for obtaining from the remitters revenues accrued during the Transition Period, and the New Operator shall be responsible for obtaining from the remitters revenues accruing thereafter. Each Party will forward to the other any amounts delivered to it by mistake, and copies of all amounts received. The Parties will inform the remitters of such transfer by letter-in-lieu-of-transfer order or other documents required by each remitter. The receipt of proceeds by all Parties shall be reflected on the Preliminary Settlement Statement to the extent received by the due date for the Preliminary Settlement Statement and on the Final Settlement Statement to the extent received thereafter.

     (c) Royalties. Consistent with Section 8.4 above, MPC shall continue to pay royalties, overriding royalties and severance taxes for sales of Oil occurring during the Transition Period. The New Operator will pay royalties, overriding royalties and severance taxes for sales occurring after the Transition Period. All such amounts shall be reflected on the Preliminary Settlement Statement to the extent paid by the due date for the Preliminary Settlement Statement and on the Final Settlement Statement to the extent paid thereafter.

     (d) Reporting. MPC shall continue to prepare and file all regulatory and other monthly production reports for production during the Transition Period. WEP (or the New Operator) shall prepare and file all regulatory and other monthly production reports for production after the Transition Period.

          Section 10.6 Transfer of Permits. To the extent permitted under applicable law, MPC will transfer permits associated with the oil and gas operations to the New Operator concurrent with the end of the Transition Period; provided, however, MPC has been released by the regulatory authority issuing the applicable permit.

          Section 10.7 Compliance. Warren, on its behalf and on behalf of the New Operator, warrants that Warren and the New Operator will comply with all rules, regulations, statutes, and laws applicable to ownership or operation of the Interests and all laws applicable to Unit Operations, including, but not limited to the franchise ordinances of the City of Los Angeles, California.

          Section 10.8 Operation by MPC. MPC will operate the Assets during the Transition Period, but not later than February 28, 2005 (unless otherwise required by the Unit Operating Agreement or agreed to by the Parties). At the end of the Transition Period, operations will be turned over to, and become the responsibility of, the New Operator. During the Transition Period, MPC and Warren agree to consult with each other concerning any material aspect of operations of the WTU, including, but not limited to the activities described below.

     (a) Drilling/Reworking Wells. During the Transition Period, the Parties agree that they will not propose the drilling of any new Wells or the reworking of old Wells; provided, however, that if an existing Well fails before such time, MPC will notify Warren of such fact. Warren and MPC agree to consult with each other concerning any redrilling or reworking of such Well, and the manner in which any costs associated therewith will be paid, if such operation is approved.

     (b) Net Revenue Billing. MPC agrees to “net revenue bill” all working interest owners during the Transition Period; both before and after the Effective Time. Warren and MPC agree to consult with each other and agree on any charges for labor, services, equipment or materials provided by Harbor Energy Services, Inc.; provided, however, that if the Parties cannot reach agreement before such services are required, then MPC may charge for such services consistent with past practice. If any sums remain due and owing MPC by working interest owners other than Warren (or its affiliates, subsidiaries, joint ventures, partnerships or drilling funds) at the end of the Transition Period, MPC will assign the right to collect such debt to Warren. Any sums remaining due and owing MPC by Warren (or its affiliates, subsidiaries, joint ventures, partnerships or drilling funds) shall be paid by Warren to MPC at the Closing. All amounts referred to above shall be reflected on the Preliminary Settlement Statement, to the extent incurred by the due date for the Preliminary Settlement Statement and on the Final Settlement Statement to the extent incurred thereafter.

     (c) Insurance Proceeds. If, during the Transition Period, the Assets are affected by any occurrence that is covered by insurance, then provided Warren pays all damages or Claims resulting from such insured occurrence, MPC shall collect the proceeds of such insurance and remit the same to the Escrow Agent. Such proceeds shall be reflected as a credit to Warren on the Preliminary Settlement Statement to the extent received by the due date for the Preliminary Settlement Statement and on the Final Settlement Statement to the extent received thereafter.

          Section 10.9 Operations Account. During the Transition Period, but not later than January 5, 2005, Warren shall establish and fund and MPC shall hold (as the only authorized signatory) a checking account (the “Operations Account”) with the sum of $250,000.00. Warren shall deposit such additional sums as may be required from time to time to ensure that the Operations Account maintains a balance of $250,000.00. The financial institution at which the Operations Account is maintained shall be instructed as follows: (a) that the Operations Account may be closed only upon receipt of written instructions signed by both MPC and Warren; (b) that account statements shall be mailed to both MPC and Warren; and (c) that the only Party with the power to draw against the funds held on deposit in the Operations Account is MPC. All sums due Warren (or its affiliates, subsidiaries, joint ventures, partnerships and/or drilling funds) with respect to production obtained from the WTU, including the proceeds and revenue attributable thereto and payable thereon, after the Effective Time shall be credited to and deposited in the Operations Account. MPC shall charge against the Operations Account the costs and expenses of all Unit Operations, the costs of all Liabilities, any sums that may be required to be deposited into the Accretion Account and any other sums due and owing under the Related Agreements. If the balance in the Operations Account falls below $250,000.00 at any time during the

Transition Period, Warren shall deliver to MPC (within 3 business days of demand therefor) an amount of money sufficient to bring the Operations Account balance to $250,000.00. At the end of each calendar month during the Transition Period, MPC shall remit to Warren from the Operations Account the amount by which the Operations Account balance exceeds $250,000.00. Any remaining balance in the Operations Account shall be deposited by MPC into Escrow as herein provided, and all activity in the Operations Account shall be reflected on the Preliminary Settlement Statement and Final Settlement Statement.

          Section 10.10 Removal of Signs. MPC shall remove its name and signs from the WTU at the time it ceases to be Operator of the WTU. The New Operator shall provide MPC (or its contractors) access to the WTU (and the Assets) for a period of thirty (30) days following the end of the Transition Period for such purpose. If MPC fails to remove its name or signs after MPC ceases to be Operator, Warren shall (a) remove any remaining signs and references to MPC promptly, but no later than the time required by applicable regulations or forty-five (45) days after MPC ceases to be Operator, whichever occurs first, (b) install signs complying with applicable governmental regulations, including signs showing the New Operator as Operator, and (c) notify MPC of the removal and installation.

          Section 10.11 Operation of Business. Until the Closing, MPC: (i) will operate the Assets in the ordinary course, (ii) will not, without prior written consent of Warren, which consent shall not be unreasonably withheld, commit to any operation, or series of related operations, reasonably anticipated to require future capital expenditures in excess of $10,000.00, or make any capital expenditures in excess of $10,000.00, or terminate, materially amend, execute or extend any material agreements affecting the Assets, (iii) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain in full force and effect all leases, (v) will maintain all material governmental permits and approvals affecting the Assets, (vi) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of the Assets, except for sales and dispositions of oil and gas production made in the ordinary course of business consistent with past practices, and (vii) will not commit to do any of the foregoing.

          Section 10.12 Access to Information and Inspection.

     (a) Title Files. During the Transition Period, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Sellers’ offices, any abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, check vouchers, payout statements and agreements pertaining to the Assets insofar as the same may now be in existence and in the possession of Sellers, provided however that Sellers may redact from any and all of the Acquisition Agreements all references to the purchase prices paid by Sellers and/or other monetary consideration exchanged therefor. Buyer acknowledges that Sellers have advised Buyer that most original title and lease documents are in the possession of Exxon Corporation in Houston, Texas. Sellers shall authorize Buyer to inspect such documents at such place or places as may be permitted by Exxon Corporation to the extent allowed under the Exxon Purchase Agreement.

     (b) Other Files. Sellers shall make available to Buyer for inspection by Buyer at reasonable times during normal business hours at their actual location, all accounting, revenue, marketing, transportation, processing, environmental, geological, geophysical, production and engineering books, records and data which directly relate to the Assets, if any, and which are in the possession of Sellers, except for such records or data which Sellers are prevented by contractual obligations with third parties from disclosing; provided that in the event Sellers are prohibited from making files or records available because of provisions of third party agreements, then Sellers shall inform Buyer of the existence of such records, the parties thereto and the subject matter of such records. Buyer may, at Buyer’s expense, copy any and all documents which are referenced above; provided that all such documents shall at all times remain in the possession of Sellers.

     (c) Inspections. Sellers shall permit Buyer and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable inspections of the Assets; provided, however, Buyer shall repair any damage to the Assets resulting from such inspections and Buyer does hereby indemnify and hold harmless Sellers from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses or causes of action arising from Buyer’s inspection of the Assets, including, without limitation, claims for personal injuries, property damage and reasonable attorney’s fees.

          Section 10.13 Accounting for Interim Operation.

     (a) Generally. MPC shall have the right to hold all production prior to the Effective Time attributable to the Assets for Sellers’ account, and all production thereafter attributable to the Assets shall be for the account of Warren. In accounting to Warren for interim operations MPC shall deduct from all revenues accruing to the Assets from the sale of production the following:

     (1) All royalties and overriding royalties;

     (2) All lease operating expenses and capital costs which shall be interpreted in accordance with generally accepted accounting principles and the COPAS standards;

     (3) All handling charges;

     (4) Any severance, production, and other taxes (except federal and state in come tax); and

     (5) Other payments out of or with respect to production with which the Assets are burdened or encumbered.

     (b) Preliminary Settlement Statement. Not later than ten (10) business days prior to Closing Date, MPC shall prepare and deliver to NGI and Warren, based upon the best information available to it, a Preliminary Settlement Statement that reports all activity in the Operations Account and estimates the amounts due to and from Buyer and Sellers (or either of them) hereunder as of the Closing Date. The Parties shall make such adjustments as are necessary, execute such Preliminary Settlement Statement and deposit same with Escrow Agent.

     (c) Final Settlement Statement. See Section 14.2 below.

ARTICLE XI

TITLE MATTERS

          Section 11.1 Seller’s Title.

     (a) Sellers (including any Associated Parties) represent to Buyer that Sellers own and can convey to Buyer Defensible Title to the Assets shown on the Exhibits attached hereto as of the Effective Time and on and as of the Closing Date, without reservation of any overriding royalty interest or other lease burden.

     (b) Sellers shall also transfer to Buyer all rights or actions on title warranties given or made by Sellers’ predecessors, if any, to the extent Sellers may legally transfer such rights.

          Section 11.2 Title Notice and Defect Remedies.

     (a) In order for Buyer to assert a claim under this ARTICLE XI for a title defect, such defect must (i) relate to working interest, royalty interests and/or overriding royalty interests acquired by Sellers or their Associated Parties after May 24, 1999; (ii) have a Material Adverse Effect; and (iii) be made by Buyer by delivery to Sellers of a “Title Defect Notice” at least ten (10) days before the Closing Date. A Title Defect Notice shall be in writing and shall include: (x) a description of the alleged title defect(s); (y) a description of the Assets affected by the title defect; and (z) supporting documents reasonably necessary for Sellers (as well as any title attorney or examiner hired by Sellers) to verify the existence of the alleged title defect(s).

     (b) Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure or remove, at any time prior to the Closing (and thereafter if the amount of the title defect has not been determined), any title defects of which they have been advised by Buyer, unless the Parties otherwise extend such period by mutual written agreement.

     (c) In the event that any title defect with respect to the Assets is not waived by Warren or cured on or before the Closing Date, Sellers shall reduce the Purchase Price by an amount agreed upon pursuant to Paragraph D below, taking into consideration the value and portion of the Assets subject to the title defect, and the legal effect of such title defect on the Assets affected thereby.

     (d) The amount of a title defect shall be determined as follows:

     (1) If the Parties mutually agree on the amount (which they both shall be obligated to attempt to do in good faith), then that amount shall be the amount of the title defect.

     (2) If the title defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the amount shall be the amount necessary to be paid to remove the title defect from the Assets.

     (3) If the title defect represents a discrepancy between: (A) the actual Working Interest or Net Revenue Interest for any Assets, and (B) the Working Interest or Net Revenue Interest stated on the Exhibits attached hereto or represented to Buyer, then the title amount shall be the product of the value of such title defect multiplied by a fraction, the numerator of which is the applicable Working Interest or Net Revenue Interest or percentage ownership decrease and the denominator of which is the applicable Working Interest or Net Revenue Interest or percentage ownership stated on said Exhibit, or as represented to Buyer.

     (4) If the title defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Assets of a type not described in subsections (1), (2) or (3) above, then the amount shall be determined by taking into account the value of the Assets, the portion of the Assets affected by the title defect, the legal effect of the title defect, the potential economic effect of the title defect over the life of the Assets, the values placed upon the title defect by the Parties and such other factors as are necessary to make a proper evaluation.

     (e) The Parties shall be mutually obligated to attempt to agree on all title defect amounts prior to the Closing Date. If the Parties cannot agree, then Closing shall occur notwithstanding such disagreement, but the Holdback described in Section 13.4(e) below shall be interpled by Escrow Agent and the amount of the title defect shall be determined through such interpleader action.

ARTICLE XII

CONDITIONS PRECEDENT TO CLOSING

          The performance of each Party’s obligations under this Article is a condition precedent to the other Parties’ obligations to close this transaction. The conditions precedent are as follows:

          Section 12.1 No Delay. The Parties hereby covenant that they shall each maintain their respective corporate or limited liability company status and shall assure that as of the Closing Date they will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated herein.

          Section 12.2 Related Agreements. Except as otherwise provided in this Agreement, the sale of the Assets will be subject to all oil, gas, and mineral leases, assignments, subleases, farmout agreements, Unit Agreements, joint operating agreements, joint venture agreements, pooling agreements, letter agreements, easements, rights-of-way, gathering and transportation agreements, sales agreements, and other agreements concerning or pertaining to such interests (“Related Agreements”), to the extent that they are binding on MPC, NGI or their respective successors or assigns.

          Section 12.3 Current Litigation. The execution of the Settlement Agreement and Release by and among WARREN RESOURCES OF CALIFORNIA, INC., a California corporation; WARREN DEVELOPMENT CORP., a Delaware corporation; WARREN RESOURCES, INC., a Delaware corporation; and PETROLEUM DEVELOPMENT CORPORATION, a New Mexico corporation (now Warren E&P) and MPC and the vacation of all awards, findings and/or judgments rendered in and the dismissal of (i) Warren Resources, et al. v. Magness Petroleum Co., JAMS Case #BS071728; (ii) Magness Petroleum v. Warren Resources, et al., AAA Action #72 180 00621 03 BETO; and Magness Petroleum v. Warren Resources, et al., L.A. County Sup. Ct. #BC302653 are further conditions precedent to the Parties’ obligations to close this transaction.

          Section 12.4 Third-Party Notifications and Approvals. The sale of the Assets may require the approval or consent of lessors, joint interest owners, farmouts, sublessors, assignors, grantors, parties to agreements, governmental bodies having jurisdiction, or other third parties. Sellers shall promptly prepare and send notices to the holders of any such required consent. Warren shall cooperate in obtaining such consents by timely providing such data (operations experience, financial information, etc.) as may be reasonably requested by any party from whom consent is required, as well as making people available for any meetings that may be requested by such party from whom consent is required.

     (a) The sale of the Assets will require the approval and consent of Exxon-Mobil Corporation (the “Exxon Consent”) and of California/Nevada Developments, LLC (the “CND Consent”). The Exxon Consent and the CND Consent shall release MPC and NGI from all liability under the Acquisition Documents.

     (b) All consents (including the Exxon Consent and the CND Consent) shall be delivered to and held by the Escrow Agent as soon as the same are obtained.

     (c) The Parties shall use commercially reasonable efforts to cause such consents to be obtained and delivered prior to January 28, 2005. If the consents have not been obtained by January 28, 2005, the Parties shall mutually agree to extend the Closing Date to a time after such consents are reasonably believed to be forthcoming.

          Section 12.5 Replacement Bond. Warren must obtain a performance bond (the “Replacement Bond”) as required by the Acquisition Documents in a form and by a third party acceptable to Exxon-Mobil Corporation and to California/Nevada Developments, LLC and must secure permission from both Exxon-Mobil Corporation and from California/Nevada Developments, LLC to substitute such performance bond for the performance bond posted by MPC and issued by American Contractors Indemnity Company on December 16, 2003 (the “ACIC Bond”). Upon termination of the ACIC Bond, MPC will instruct ACIC to deliver the zero coupon bonds held by ACIC as collateral for the ACIC Bond to Warren.

          Section 12.6 Insurance Policy. Before Closing, Warren will arrange for either a policy of Commercial General Liability Insurance (Claims Made Basis) to insure its activities with respect to the WTU Unit Operations or separate endorsements for the WTU Unit Operations on its existing policy or policies, including, but not limited to, pollution liability and coverage for sudden and accidental leaks or spills (“Insurance”) for Warren’s ownership and/or operation of the WTU in an amount of at least $5,000,000 per accident or occurrence, with a policy aggregate totaling at least $5,000,000, from insurance carriers having a Best’s Rating of not less than A-, with an endorsement naming Exxon-Mobil Corporation, California/Nevada Developments, LLC, MPC and NGI as the additional insureds, with severability of interest clause (gross liability) and waiver of subrogation against Exxon-Mobil Corp., California/Nevada Developments, LLC, MPC and NGI which shall be primary as to any other existing, valid, and collectible insurance, self-insurance, or fronting policy of insurance. The policies evidencing the insurance must provide that (a) covered liabilities include liabilities resulting from Warren’s activities relating to oil and gas operations and Warren’s activities relating to the Magness Abandonment Obligations, and (b) “pollution” includes, but is not limited to, sudden and accidental oil spills and other contaminant spills, but does not cover gradual leakage or gradual seepage of petroleum products or other contaminants, into the air or water or onto land. If requested by Exxon-Mobil Corporation, California/Nevada Developments, LLC, MPC or NGI, Warren shall permit the requesting company to examine the insurance policies, or at such company’s option, Warren shall furnish the requesting company with copies, certified by the carriers, of insurance policies carried in compliance with requirements hereof, and Warren shall deliver to MPC and NGI, at least three business days before Closing, binding commitments by the insurance companies to issue the policies, and certificates that such policies are in full force and effect within ten days after Closing, together with a copy of each such policy. Warren covenants that insurance meeting these requirements will remain in effect with no material changes in coverage or insureds until the latest of the termination of the WTU, the termination of all oil and gas leases which are part of the MPC Interests and NGI Interests, or after Warren has furnished evidence satisfactory to Exxon-Mobil Corporation, California/Nevada Developments, LLC, MPC and NGI that the Magness Abandonment Obligations have been performed to completion and in accordance with applicable law. The insurance policy will provide that the insurer will notify Exxon-Mobil Corporations, California/Nevada Developments, LLC, MPC and NGI if the premium for the next policy period has not been paid thirty days before expiration of the current policy period. Exxon-Mobil Corporation, California/Nevada Developments, LLC, MPC and NGI (or either of them) may then, if it chooses, pay the premium on Warren’s behalf. If Exxon-Mobil Corporation, California/Nevada Developments, LLC, MPC and/or NGI pays the premium, Warren must reimburse such party for amounts expended, with interest at twelve percent or the legal rate, whichever is lower, until the reimbursement is made. The Insurance in no way limits the obligations of Warren with respect to any claim for liability resulting from Warren’s ownership and/or operation of the MPC Interests or the NGI Interests, oil spills, water spills, Warren’s performance of the Magness Abandonment Obligations, or any other obligations under this Agreement.

          Section 12.7 Deposit of Closing Documents. It is a condition of Closing that the Parties shall have timely executed and deposited with the Escrow Agent the documents described in Section 13.2 below.

ARTICLE XIII

CLOSING

          Section 13.1 Closing Date. Unless delayed because of the failure to obtain the Exxon Consent and/or the CND Consent, the Closing Date will occur at 10:00 a.m., Pacific Standard Time on January 31, 2005 at the office of the Escrow Agent, or at another place mutually agreed upon by the Parties. Except as otherwise provided herein, the costs and expenses of the Escrow Agent shall be paid by the one-half (½) by Sellers and one-half (½) by Buyer. Buyer shall pay all recording and filing fees and the costs of any title insurance policies it chooses to purchase.

          Section 13.2 Closing Documents. Prior to the Closing Date (or as hereinafter provided), the Parties shall deposit with Escrow Agent each of the following documents:

     (a) Conveyancing Instruments. The Parties shall execute the Conveyancing Instruments. All such instruments shall be in recordable form, modified to the extent necessary to conform to the terms of this Agreement. All such instruments will (i) be effective as of the Effective Time; (ii) except for the warranties implied under California Civil Code § 1113 or as otherwise provided herein, be without warranty of any kind (e.g., title, fitness, condition); and (iii) restate or incorporate the indemnities, releases and waivers contained in this Agreement. The instruments will not state or warrant the working or net revenue interest assigned to Warren. Upon obtaining the Exxon Consent and the CND Consent, Sellers shall deposit the fully executed original and all copies of the Conveyancing Instruments with the Escrow Agent.

     (b) Preliminary Change of Ownership Reports. Warren shall deliver to the Escrow Agent executed a Preliminary Change of Ownership Reports in the form required to record the Conveyancing Instruments.

     (c) Withholding Exemption Certificates. MPC and NGI shall each complete, execute and deliver to Escrow Agent a Real Estate Withholding Exemption Certificate and Waiver Request for Non-Individual Sellers (California Form 593-W).

     (d) Certificates of Insurance. Warren shall deliver to MPC and NGI certificates that the policies of insurance required under Section 12.6 above are in full force and effect as of Closing.

     (e) Replacement Bond. Warren shall deliver to MPC and NGI the certificates that the performance bond required under Section 12.5 above is in full force as of Closing.

     (f) Exxon Consent. MPC shall deposit with Excrow Agent the executed original of the Exxon Consent.

     (g) CND Consent. MPC shall deposit with Excrow Agent the executed original of the CND Consent.

     (h) Other Third-Party Consents. MPC will deliver to Warren proof of required third-party consents and approvals, except to the extent waived by Warren in writing.

     (i) New Operator. The Parties shall deliver to Escrow Agent written certification that the New Operator has been qualified and elected, contingent upon closing as provided in Section 10.3 above.

     (j) Certificates of Authority. The Parties shall each deliver to the Escrow Agent, at least three (3) days before the Closing Date, certificates in form and substance satisfactory to all Parties, effective as of the Closing Date and executed by each such Party’s duly authorized officer, manager, partner, or owner, as appropriate, to the effect that (1) such Party has all requisite corporate authority to purchase (or sell, as applicable) the Assets on the terms of this Agreement and to perform its other obligations under this Agreement and has fulfilled all corporate or other prerequisites to closing this transaction, and (2) each individual executing this Agreement and any documents required to consummate this transaction has the authority to act on behalf of such Party.

     (k) Certificate of Status. The Parties shall deliver to Escrow Agent, at least three (3) days the Closing Date, a Certificate of Status issued by the Secretary of State of the State of California within 30 days of the Closing Date that certifies that such Party is duly qualified to do business in the State of California and that its rights and privileges are not suspended on the records of the office of the Secretary of State.

     (l) Preliminary Settlement Statement. The Preliminary Settlement Statement shall be deposited with Escrow Agent by MPC as provided in Section 10.13(b) above.

          Section 13.3 Deposit of Funds. Prior to Close of Escrow, Buyer shall deposit the balance of the Purchase Price, as required in Section 3.3 above, together with such additional funds as are required to (i) satisfy the amounts due Sellers pursuant to the Preliminary Settlement Statement; and (ii) pay Buyer’s share of all escrow costs, and fees, costs of recordation, documentary transfer taxes, and other closing costs, prorations and expenses.

          Section 13.4 Close of Escrow. On the Closing Date, Escrow Agent shall:

     (a) Insert the Closing Date and other appropriate dates on the Conveyancing Instruments;

     (b) Record the Conveyancing Instruments in the Official Records of Los Angeles County, California, with instructions to the recorder to mail the same to Buyer following recording;

     (c) Deliver to Buyer a copy of Escrow Agent’s closing statement;

     (d) Deliver to Sellers a copy of Escrow Agent’s closing statement;

     (e) Deliver to MPC the MPC Consideration, less a holdback of $250,000.00 (the “Holdback”) to secure MPC’s performance of its post-closing obligations as Operator and less MPC’s share of the Seller’s portion of the closing costs, prorations and expenses;

     (f) Deliver to NGI the NGI Consideration, less NGI’s share of the Seller’s portion of the closing costs, prorations and expenses; and

     (g) Deliver the fully executed original of all Closing Documents to MPC with a fully executed copy of all such documents to NGI and to Warren.

     (h) Deliver to the parties such other and further documents as necessary to comply with these Escrow Instructions or otherwise convenient.

          Section 13.5 Delivery of Possession. Subject to the terms of the Unit Agreement, Unit Operating Agreement, the Related Agreements and this Agreement, MPC and NGI will deliver possession of the Assets to Warren as soon as practicable after the Closing Date.

          Section 13.6 Representations at Closing. By Closing this transaction, each Party will be deemed to represent to the other Parties that all representations under this Agreement are true as of the Closing Date.

          Section 13.7 Insurance Provided by MPC. MPC will terminate all insurance that it has provided for the Assets on the Closing Date, except to the extent that insurance is required by or provided under the Unit Agreement or the Unit Operating Agreement. The termination will be effective retroactive to the Effective Time. Warren relinquishes and waives, on its behalf and on behalf of all persons subrogated to Warren’s rights, all rights to claim against any insurance provided by MPC, except to the extent that insurance is required by, or provided under the Unit Agreement or Unit Operating Agreement.

          Section 13.8 Further Assurances. The Parties agree and shall execute such other documents, instruments and agreements that are or may be necessary or reasonably required to close this transaction and implement the terms of this Agreement, including the exhibits attached hereto, deeds, bills of sale and the like, and instruments necessary under the Unit Agreement, Unit Operating Agreement, laws and regulations affecting the Assets to transfer same from Sellers to Buyer and comply with the terms of this Agreement.

ARTICLE XIV

POST-CLOSING AND CONTINUING OBLIGATIONS

          Section 14.1 Deposit of Operations Account Balance. Within 30 days following the end of the Transition Period, MPC shall deposit with the Escrow Agent the then existing balance of the Operations Account, which deposit shall be reflected on the Final Settlement Statement.

          Section 14.2 Final Settlement Statement. MPC shall prepare a “Final Settlement Statement” setting forth, in detail, all credits and debits regarding operations of the WTU as of the Closing Date and during the Transition Period, including any amounts paid or received thereafter, any other debits and credits, either cash or accrued, but excluding income and franchise taxes, which under generally accepted accounting principles would reflect transfer of ownership of the Assets on the Effective Time as well as any adjustments required to reflect differences between the estimates made in the Preliminary Settlement Statement and the actual amounts due and owing the Parties as provided in this Agreement.

     (a) The Final Settlement Statement shall be delivered to the Warren and NGI for their approval within 60 days following the end of the Transition Period.

     (b) Warren and NGI must respond in writing with any objections and proposed corrections within thirty (30) days after the Final Settlement Statement is received from MPC. If any objections are timely made, the Parties will negotiate in good faith to resolve their differences. If an agreement has not been reached within thirty (30) days of the date the objections are made, then both Parties shall instruct the Escrow Agent to interplead any funds remaining in Escrow with the Los Angeles County Superior Court.

     (c) If either Party does not respond to the Final Settlement Statement by signing or objecting in writing within the thirty (30) day period, the statement will be conclusively deemed approved by such Party.

     (d) If a Final Settlement Statement is obtained (i.e., no objections are timely made or such objections are resolved), then the Final Settlement Statement shall be deposited with the Escrow Agent and the funds remaining on deposit with Escrow Agent shall be disbursed as set forth on such Final Settlement Statement.

          Section 14.3 Copies and Files. Within sixty (60) days after the Closing Date, MPC will deliver to Warren, at Warren’s cost and request, copies of data (including geological, geophysical and seismic data) and records in MPC’s possession concerning Unit Operations that have not already been delivered to Warren. Warren must advise MPC before Closing which data and records that it wants to be copied. Alternately, Warren may make its own copies, in MPC’s offices, of the data and records relating to Unit Operations. If the transfer of any geological, geophysical and seismic data is restricted, then Warren’s execution of a licensing agreement reasonably satisfactory to MPC will be a condition of MPC’s delivering the data to Warren. MPC shall not provide copies of any software used by MPC for Unit Operations (or accounting with respect thereto). However, MPC shall deliver spreadsheets or other electronic databases on Unit Operations containing all applicable information, including but not limited to the divisions of working interests (including non-consent payout status of working interests), royalties and overriding royalties; the current names, addresses and phone numbers for all owners of such interests (to the extent known by MPC), and the names of all vendors, subcontractors, regulatory authorities and other Parties providing goods and/or services to the WTU.

          Section 14.4 Further Assurances. The Parties each will, from time to time after Closing and upon reasonable request, execute, acknowledge, and deliver in proper form any conveyance, assignment, transfer, assumption or other instrument reasonably necessary to accomplish the purposes of this Agreement.

          Section 14.5 Documents. If originals or the last remaining copies of documents relating to the WTU (or any surface or subsurface interests therein) have been provided to Warren, MPC may have access to them at reasonable times and upon reasonable notice during regular business hours for five (5) years after the Effective Time of this Agreement or a longer period if required by the Related Agreements, law or governmental regulations. MPC may, during this period and at its expense, make copies of the documents pursuant to a reasonable request. Without limiting the generality of the two preceding sentences, for five (5) years after the Effective Time of this Agreement or for a longer period if required by the Related Agreements, law or governmental regulation, Warren may not destroy or give up possession of any original or last remaining copy of the documents without first offering MPC the opportunity, at MPC’s expense, to obtain the original or a copy. After this period expires, Warren must offer to deliver the documents (or copies) to MPC, at MPC’s expense, before giving up possession or destroying them.

          Section 14.6 Subsequent Conveyances. If required, in each of Warren’s contracts or other agreements to convey a Surface Property to a third party, Warren will include a notice that the Surface Property may have been used for oil and gas operations in connection with the Wilmington Fault Block I Townlot Unit; that there may have been petroleum, produced water, wastes, or other materials located on or under the surface property; and that either Warren or California/Nevada Developments, LLC, has assumed responsibility for remediation of the Surface Property.

ARTICLE XV

RELEASE, DISCHARGE, AND COVENANT

NOT TO SUE; OBLIGATIONS TO INDEMNIFY,
DEFEND, AND HOLD HARMLESS

          Section 15.1 Release and Discharge. Each Party hereby agrees to and shall release and discharge each other Party pursuant to Section 4.1 above.

          Section 15.2 Covenant Not to Sue. Except to the extent that a Party has liability pursuant to Section 4.1 above:

     (a) Warren covenants not to sue MPC, NGI or their respective Associated Parties with regard to: (i) each Claim and Liability relating to the Assets and this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability was foreseeable or unforeseeable from and after the Effective Time only, but not otherwise; and (ii) the Magness Abandonment Obligations and the Plugging Obligations; and

     (b) MPC and NGI covenant not to sue Warren or its Associated Parties with regard to any Claim and Liability relating to the Assets and this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability was foreseeable or unforeseeable prior to the Effective Time only, but not otherwise; provided, however, the foregoing covenant does not apply to (i) the Magness Abandonment Obligations; or (ii) the Plugging Obligations.

          Section 15.3 Obligations to Indemnify, Defend and Hold Harmless. Except to the extent that a Party has liability pursuant to Section 4.1 above:

     (a) Warren will indemnify, defend, and hold MPC, NGI and their respective Associated Parties harmless from (i) each Claim and Liability relating to the Assets and this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability was foreseeable or unforeseeable from and after the Effective Time only, but not otherwise; (ii) the Magness Abandonment Obligations and the Plugging Obligations both before and after the Effective Time; and (iii) each Claim and Liability arising out of the breach of any representation, covenant or warranty made by Warren to Sellers hereunder; and

     (b) MPC and NGI will indemnify, defend, and hold Warren and its Associated Parties harmless from (i) each Claim and Liability relating to the Assets and this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability was foreseeable or unforeseeable prior to the Effective Time only, but not otherwise; and (ii) each Claim and Liability, arising out of the breach of any representation, covenant or warranty made by MPC and/or NGI to Warren hereunder.

          Section 15.4 Limitation on Scope of this Article. Notwithstanding any other provision of this Agreement, each Party’s obligations to release, indemnify, defend, and hold the other Parties and their respective Associated Parties harmless and its covenant not to sue the other Parties or their respective Associated Parties do not apply, however, to disputes arising from such other Parties’ (or any of their) performance or non-performance of this Agreement.

          Section 15.5 Waiver of Consumer Protection Laws. THE PARTIES EXPRESSLY WAIVE ANY AND ALL RIGHTS AND REMEDIES

THEY MAY HAVE AGAINST THE OTHER PARTIES AND/OR THEIR RESPECTIVE ASSOCIATED PARTIES ARISING FROM THIS TRANSACTION UNDER CONSUMER PROTECTION LAWS INCLUDING, WITHOUT LIMITATION, ANY RIGHTS AND REMEDIES THE PARTIES MAY HAVE AGAINST EACH OTHER AND/OR THEIR RESPECTIVE ASSOCIATED PARTIES PURSUANT TO CALIFORNIA’S UNFAIR PRACTICES ACT (CALIFORNIA BUSINESS AND PROFESSIONS CODE SECTIONS 17200, ET SEQ.).

          Section 15.6 Guaranty of Obligations. Warren Resources, Inc., a Maryland corporation, hereby guarantees the full and faithful performance of the obligations of Warren and WEP under this Agreement and the Exhibits hereto.

          Section 15.7 Retroactive Effect. Each Party acknowledges that its obligations to release, discharge, defend, and hold the other Parties and their respective Associated Parties harmless and its covenant not to sue the other Parties or their respective Associated Parties may apply to matters occurring or arising before the Execution Date to the extent provided in this Agreement.

ARTICLE XVI

DEFAULT AND REMEDIES

          Section 16.1 Buyer’s Default. IF THE CLOSING DOES NOT OCCUR BY REASON OF A DEFAULT BY WARREN OF ANY OF ITS OBLIGATIONS HEREUNDER, THEN IN SUCH EVENT, MPC AND NGI MAY, AS THEIR SOLE REMEDY FOR SUCH DEFAULT, BY WRITTEN NOTICE TO WARREN, TERMINATE THIS AGREEMENT AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES THEREFOR. IT IS EXPRESSLY ACKNOWLEDGED AND AGREED BY AND BETWEEN THE PARTIES TO THIS AGREEMENT THAT MPC’S AND NGI’S ACTUAL DAMAGES FOR ANY SUCH DEFAULT WOULD BE SUBSTANTIAL BUT EXTREMELY DIFFICULT TO ASCERTAIN.

MPC:		NGI:		Warren:

	(Initials)		(Initials)		(Initials)

          Section 16.2 Sellers’ Default. If MPC or NGI defaults under this Agreement by failing to perform its obligations to close this transaction, Warren may, at its sole option, either terminate this Agreement and receive the Earnest Money in return or sue to enforce specific performance of this Agreement. The Parties agree that these are the only remedies available to Buyer.

          Section 16.3 Other Defaults. If Closing occurs, but a dispute occurs among the Parties, or either of them, then the parties reserve all of their rights at law or in equity.

          Section 16.4 Nonconsent & Election. Notwithstanding anything to the contrary in the Unit Operating Agreement, Sellers shall be deemed to have elected to go “nonconsent” with respect to any Unit Operations requiring approval of the working interest owners (an Authorization for Expenditure or AFE) between the Execution Date and the end of the Transition Period. If, for any reason, Escrow does not Close, then Sellers (and each of them) shall have forty-five (45) calendar days from the date that Escrow is terminated to elect to participate each AFE (or any of them). Said election may be exercised only by written instrument signed by the applicable Seller and delivered to Warren.

ARTICLE XVII

MISCELLANEOUS

          Section 17.1 Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered (which shall include Federal Express or other overnight courier) or sent by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed received upon the earlier of (i) if personally delivered or sent by overnight courier, the date of delivery to the address of the person to receive such notice, or (ii) if mailed, four (4) business days after the date of posting by the United States post office.

To MPC	Magness Petroleum Company
4281 Katella Ave., Suite 116
Los Alamitos, California 90720

To NGI	Next Generation Investments, LLC
4655 E. Behymer
Clovis, California 93619

To Warren	Warren Resources of California, Inc.
489 Fifth Avenue, 32nd Floor
New York, NY 10017

Notice of change of address shall be given by written notice in the manner detailed in this Paragraph. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice, demand, request or communication sent.

          Section 17.2 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties as to the transactions described herein. All previous negotiations and communications between the parties as to these matters are merged into this Agreement and the Exhibits attached hereto.

          Section 17.3 Termination of Agreements. The Closing of all transactions contemplated by this Agreement and the full performance hereunder by all Parties shall be deemed to constitute a termination of all previous contracts, agreements and documents between the Parties without the necessity of preparing or executing separate or additional documents or agreements evidencing such termination.

          Section 17.4 Successors and Assignees. This Agreement is binding on and inures to the benefit of the Parties and their respective successors, heirs, representatives and assignees.

          Section 17.5 Amendment. This Agreement and the Exhibits attached hereto may be supplemented, altered, amended, modified, or revoked only by a written instrument signed by all Parties.

          Section 17.6 Survival. THIS AGREEMENT, INCLUDING ALL COVENANTS AND INDEMNITIES HEREIN, SHALL SURVIVE THE CLOSING, AND SHALL NOT BE EXTINGUISHED BY THE DOCTRINE OF MERGER BY DEED OR ANY SIMILAR DOCTRINE. NO WAIVER, RELEASE, OR FORBEARANCE OF THE APPLICATION OF THE PROVISIONS OF A SECTION IN ANY GIVEN CIRCUMSTANCE SHALL OPERATE AS A WAIVER, RELEASE, OR FORBEARANCE OF THE PROVISIONS OF THE SECTION AS TO ANY OTHER CIRCUMSTANCE.

          Section 17.7 Choice of Law. This Agreement and its performance will be construed in accordance with, and enforced under, the internal laws of the State of California, without regard to choice of law rules of any jurisdiction, including California. Venue for any dispute shall be filed in the Superior Court of the State of California for Los Angeles County, or in the United States District Court in and for the Central District of California.

          Section 17.8 Assignment. Unless otherwise provided for herein, this Agreement and the rights and obligations hereunder shall not be assigned by any Party without the prior written consent of the other Parties, which consent may not be unreasonably withheld. An attempted assignment or delegation in violation of this provision is void.

          Section 17.9 No Admissions. Neither this Agreement, nor any part of it, nor any performance under this Agreement, nor any payment of any amount under this Agreement will constitute or may be construed as a finding, evidence of or an admission or acknowledgement of any liability fault, past or present wrongdoing, or violation of law, rule, regulation or policy; by any Party or its respective Associated Parties.

          Section 17.10 No Third-Party Beneficiaries. There are no third-party beneficiaries of this Agreement.

          Section 17.11 Headings and Titles. The headings and titles in this Agreement are for guidance and convenience of reference only and do not limit or otherwise affect or interpret the terms or provisions of this Agreement.

          Section 17.12 Exhibits. All exhibits referenced in and attached to this Agreement are incorporated into it.

          Section 17.13 Meaning of “Includes”. The word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variants. The rule ejusdem generis may not be invoked to restrict or limit the scope of the general term or phrase followed or preceded by an enumeration of particular examples.

          Section 17.14 Severability. If a court of competent jurisdiction finds any part of this Agreement to be void, invalid, or otherwise unenforceable, then this Agreement will be enforced without the void, invalid, or unenforceable parts.

          Section 17.15 Counterparts. This Agreement may be executed in multiple counterparts, all of which together will be considered one instrument.

          Section 17.16 Conflicts. If the text of this Agreement conflicts with the terms of any exhibit to this Agreement, then the text of this Agreement will control.

          Section 17.17 Drafter of Agreement. Each Party acknowledges that it has read this Agreement, has had opportunity to review it with an attorney of its choice, and has agreed to all of its terms. Under these circumstances, the Parties agree that the rule of construction that a contract be construed against the drafter may not be applied in interpreting this Agreement.

          Section 17.18 No Waiver. No waiver by any Party of any part of this Agreement will be deemed to be a waiver of any other part of this Agreement or a waiver of strict performance of the waived part in the future.

          Section 17.19 Express Negligence Rule: Conspicuousness. The Parties acknowledge that the provisions of this Agreement that are set out in capitalized letters satisfy the requirements of the express negligence rule and/or are conspicuous.

          Section 17.20 Execution by the Parties. Neither the submission of this Agreement or any information concerning the Assets, nor discussions or negotiations between the parties constitute an offer to sell, a reservation of, or an option for the Assets, and this instrument and the underlying transaction will become enforceable and binding between the Parties only upon execution and delivery of this instrument by all Parties.

IN WITNESS WHEREOF, the Parties have executed this Purchase and Sale Agreement & Joint Escrow Instructions as of the date first above written.

SELLERS MAGNESS PETROLEUM COMPANY, an Oklahoma corporation		BUYER & AFFILIATES WARREN RESOURCES, INC., a Maryland corporation

By:	/s/ Gary D. Magness	By:	/s/ Norman F. Swanton

	Gary D. Magness, President		Norman F. Swanton, Chief
Executive Officer and President

NEXT GENERATION INVESTMENTS, LLC, a California limited liability company		WARREN RESOURCES OF CALIFORNIA, INC., a California corporation

By:	/s/ Marcus D. Magness	By:	/s/ Norman F. Swanton

	Marcus D. Magness, Manager		Norman F. Swanton, President

WARREN E&P, INC., a New Mexico corporation

By:	/s/ Ellis G. Vickers

Ellis G. Vickers,
Senior Vice President

Acceptance by Escrow Agent:

                               hereby acknowledges that it has received a fully executed counterpart of the foregoing Purchase and Sale Agreement & Joint Escrow Instructions and agrees to act as Escrow Agent thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Agent.

Dated:
ESCROW AGENT:

, a California corporation

By:
Its: